UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HOLLYFRONTIER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2017

ANNUAL MEETING

AND PROXY STATEMENT

March 23, 2017

Dear Stockholder:

You are invited to attend the Annual Meeting of stockholders of HollyFrontier Corporation (the “Company”). The meeting will be held as shown below.

8:30 a.m., Central Daylight Time, Wednesday, May 10, 2017

2728 N. Harwood St., Ground Floor Dallas, Texas 75201

•      Election of 9 directors to hold office until the 2018 annual meeting of stockholders;

•      Approval, on an advisory basis, of the compensation of the Company’s named executive officers;

•      Approval, on an advisory basis, of the frequency of an advisory vote on the compensation of the Company’s named executive officers;

•      Ratification of the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for the 2017 fiscal year.

Stockholders of record at the close of business on March 13, 2017 are entitled to receive notice of and the right to vote at the Annual Meeting.

Information about the meeting is presented in the following proxy statement. Please read the enclosed information and our 2016 Annual Report carefully before voting your proxy.

It is important that your shares be voted at the meeting. Whether or not you plan to attend the meeting, please sign, date and return the proxy card (if you have requested a paper copy of the proxy materials) or vote using the internet or telephone voting procedures described on the Notice of Internet Availability.

Thank you for your continued support of the Company. We look forward to seeing you at the Annual Meeting.

Michael C. Jennings	George J. Damiris
Chairman of the Board	Chief Executive Officer and President

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2017. We have elected to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the internet. These rules allow us to provide information our stockholders need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. The Company’s Notice of Annual Meeting, Proxy Statement and 2016 Annual Report to stockholders are available on the internet at www.proxyvote.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not include all of the information you should consider, and we invite you to read the entire proxy statement and our 2016 Annual Report carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, May 10, 2017
Time:	8:30 a.m., Central Daylight Time
Place:	2728 N. Harwood St., Ground Floor Dallas, Texas 75201
Record Date:	March 13, 2017
Voting:	Stockholders of record at the close of business on March 13, 2017 are entitled to receive notice of and the right to vote at the Annual Meeting.
How to Vote:	If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy using any of the following methods:

By Internet Visit the website (www.proxyvote.com)	By Telephone Call toll-free 1-800-690-6903 within the U.S. or Canada	By Mail Complete, sign and date the proxy card and return the proxy card in the prepaid envelope

AGENDA AND VOTING RECOMMENDATIONS

Proposal	Voting Standard	Effect of Broker Non-Votes and Abstentions	Board’s Recommendation	Page
Elect 9 directors to hold office until the Company’s 2018 annual meeting of stockholders	Affirmative vote of a majority of the votes cast on the matter	Abstentions and broker non-votes are not considered votes cast and will have no effect	FOR all nominees	13
Approve, on an advisory basis, the compensation of the Company’s named executive officers	Affirmative vote of a majority of the votes cast on the matter	Abstentions and broker non-votes are not considered votes cast and will have no effect	FOR	31
Approve, on an advisory basis, the frequency of an advisory vote on the compensation of the Company’s named executive officers	Affirmative vote of a majority of the votes cast on the matter; provided, however, if no frequency receives a majority of votes cast, the option receiving the greatest number of votes will be the frequency recommended by stockholders.	Abstentions and broker non-votes are not considered votes cast and will have no effect	EVERY YEAR	78
Ratify the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for 2017	Affirmative vote of a majority of the votes cast on the matter	Abstentions are not considered votes cast and will have no effect	FOR	79

Your vote is important. Whether or not you plan to attend the meeting, please sign, date and return the proxy card (if you have requested a paper copy of the proxy materials) or vote using the internet or telephone voting procedures.

BOARD NOMINEES

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships						Other Public Company Boards
					AC	CC	NCGC	EHSPC	FC	EC
Michael C. Jennings	51	2011	Chairman of the Board of HollyFrontier Corporation	—				✓		C	◾ ION Geophysical Corporation ◾ Holly Logistic Services, L.L.C. (general partner of the general partner of Holly Energy Partners, L.P.)
George J. Damiris	56	2015	CEO and President of HollyFrontier Corporation and CEO of Holly Logistic Services, L.L.C.	—						✓	◾ Eagle Materials Inc. ◾ Holly Logistic Services, L.L.C. (general partner of the general partner of Holly Energy Partners, L.P.)
Douglas Y. Bech	71	2011	Chairman and CEO of Raintree Resorts International	LD		C	✓			✓	◾ j2 Global, Inc. ◾ CIM Commercial Trust Corporation
Leldon E. Echols	61	2009	Investor	✓	C, F	✓					◾ Trinity Industries, Inc. ◾ EnLink Midstream GP, LLC ◾ EnLink Midstream Manager, LLC
R. Kevin Hardage	55	2011	CEO of Turtle Creek Trust Company, Co-founder, President and Portfolio Manager of Turtle Creek Management, LLC and a non-controlling manager and member of TCTC Holdings, LLC	✓		✓		✓			—
Robert J. Kostelnik	65	2011	Principal at Glenrock Recovery Partners, LLC	✓				C	✓		◾ Methanex Corporation
James H. Lee	68	2011	Managing General Partner and Principal Owner of Lee, Hite & Wisda Ltd.	✓	✓		✓				—
Franklin Myers	64	2011	Investor	✓			C		✓	✓	◾ Forum Energy Technologies, Inc. ◾ ION Geophysical Corporation ◾ Comfort Systems USA, Inc.
Michael E. Rose	70	2011	Investor	✓	F				C		—
				2016 Meetings	13	5	4	4	4	2

AC	Audit Committee	FC	Finance Committee
CC	Compensation Committee	C	Chairman
NCGC	Nominating/Corporate Governance Committee	F	Financial Expert
EHSPC	Environmental, Health, Safety, and Public Policy Committee	LD	Independent Lead Director
EC	Executive Committee

*	Tommy A. Valenta served as an independent director and a member of the Audit Committee and the Environmental, Health, Safety, and Public Policy Committee until his death in February 2017.

GOVERNANCE HIGHLIGHTS

7 of our 9 directors standing for reelection at the 2017 Annual Meeting are independent	Majority voting and director resignation policy in uncontested elections
Separate CEO and Chairman of the Board positions; independent lead director with authority and responsibility over Board governance and operations	Company policy prohibits hedging and pledging of Company stock
All of our directors stand for reelection annually	Director stock ownership policy
Board involvement in CEO succession planning and risk management	All of our then-serving directors attended the 2016 Annual Meeting
All of our directors attended at least 75% of the meetings of the Board and Committees on which they served during 2016	Tenure of each director is eight years or less
Regular quarterly meetings of independent directors	Mandatory retirement age of 75 for our directors

NAMED EXECUTIVE OFFICERS

For 2016, our named executive officers were as follows:

Name	Position
George J. Damiris	Chief Executive Officer and President
Douglas S. Aron	Executive Vice President and Chief Financial Officer (1)
Michael C. Jennings	Executive Chairman (2)
James M. Stump	Senior Vice President, Refining
Denise C. McWatters	Senior Vice President, General Counsel and Secretary

(1)	Mr. Aron retired from this position on February 28, 2017.
(2)	Mr. Jennings retired from this position on January 1, 2017.

2016 BUSINESS HIGHLIGHTS

The following are key highlights of our achievements in 2016:

•

Net income attributable to our stockholders was ($260) million ($70 million excluding the $292 million non-cash, pre-tax charge for the impact of lower of cost or market inventory (LOCM) adjustment and $654 million goodwill and asset impairment).*

•

Our reported gross margin per barrel declined 48% year on year to $8.38 per barrel due to a significantly lower benchmark margin environment combined with increasing costs associated with the Renewable Fuel Standard mandate.

•

Our balance sheet continued to remain strong with a total debt to capital ratio of 30% (or 18% excluding Holly Energy Partners, L.P. debt, which is non-recourse to us). As of December 31, 2016, our total cash and marketable securities balance stood at $1.1 billion and long term debt was $2.2 billion (or $991 million excluding Holly Energy Partners, L.P. debt, which is non-recourse to us).

•	We completed the successful start-up of the Woods Cross Refinery expansion project and subsequently closed on the dropdown of certain expansion assets to Holly Energy Partners, L.P.

•

We entered into an agreement to purchase Petro-Canada Lubricants Inc. for approximately $845 million (including working capital). The transaction closed in February 2017 making HollyFrontier the fourth largest North American base oil producer and diversifying HollyFrontier’s earnings stream with the addition of a differentiated high-margin business that generates more stable cash flows.

*	See “Reconciliations to Amounts Reported Under Generally Accepted Accounting Principles” following Item 7A of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for reconciliations to amounts reported under Generally Accepted Accounting Principles.

EXECUTIVE COMPENSATION PROGRAM

Vesting of 50% of the equity awards awarded to our executive officers each year is based on our performance as compared to that of our industry peers over a period of time	Minimal perquisites for our executive officers
A majority of the annual bonus paid to our executive officers is based on our financial performance as compared to that of our industry peers	Company policy prohibits hedging and pledging of Company stock
None of our executive officers have employment agreements	Executive officers are subject to significant stock retention requirements
“Double-trigger” change in control provisions	No tax reimbursement provisions in the change in control agreements with our executive officers
Annual advisory vote on executive officer compensation

At our 2016 Annual Meeting, over 95% of the votes cast by our stockholders were voted in support of our named executive officer pay program.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM DURING 2016

The components of the compensation program for our named executive officers during 2016 were:

Type	Component	Description	Role in Total Compensation
Cash	Salary	• Competitive fixed cash compensation based on individual’s position, level of responsibility and performance	• A core element of competitive total compensation, important in attracting and retaining key executives
	Annual Incentive Cash Compensation	• Variable cash payouts based on achievement of quantitative and qualitative criteria over a 12 month period

•    Motivates named executive officers to achieve annual strategic, operational and financial goals

•    Recognizes individual and performance-based contributions to annual results

•    Supplements base salary to help attract and retain qualified executives

Equity	Restricted Stock	• Vest in equal installments over a three year period	• Aligns executives with sustained long-term value creation and stockholder interests
	Performance Share Units	• Three year performance period with specified, measurable and objective performance measures	• Creates opportunity for a meaningful and sustained ownership stake
Benefits	401(k) Defined Contribution and Health and Welfare Benefit Plans	• Executives are eligible to participate in the same benefit plans provided to other employees	• Contributes toward financial security for various life events (e.g., retirement, disability or death)
	Deferred Compensation Plan	• Allows participants to defer compensation in excess of qualified plan limits	• Provides mechanism for additional retirement savings
Post-Termination Compensation	Severance and Change in Control Benefits	• Provide benefits only in the event of a qualifying termination of employment following a change in control transaction

•    Helps mitigate possible disincentives to pursue value-added merger or acquisition transactions if employment prospects are uncertain

•    Provides assistance with transition if post-transaction employment is not offered

Other	Perquisites

•    Personal use of company aircraft and reimbursement of club dues (only for Messrs. Damiris, Aron and Jennings)

•    Reimbursement for expenses related to security training, consulting or technology

•    Reserved parking space

• It is the Compensation Committee’s policy that perquisites be limited and also serve a business, convenience or security purpose for the Company

2016 SUMMARY COMPENSATION TABLE

Name and Principal Position	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
George J. Damiris Chief Executive Officer and President	$1,100,000	$79,000	$6,141,019	$1,421,134	$302,587	$9,043,740
Douglas S. Aron Executive Vice President and Chief Financial Officer	$650,000	$55,250	$1,740,000	$491,946	$172,274	$3,109,470
Michael C. Jennings Executive Chairman	$1,000,000	—	$1,280,114	—	$132,615	$2,412,729
James M. Stump Senior Vice President, Refining	$510,000	$55,150	$921,160	$295,168	$120,292	$1,901,770
Denise C. McWatters Senior Vice President, General Counsel and Secretary	$475,000	$127,825	$921,160	$272,017	$86,862	$1,877,864

For more information on total compensation as calculated under the U.S. Securities and Exchange Commission (the “SEC”) rules, see the Summary Compensation Table on page 55.

FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the Annual Meeting, our stockholders will have the opportunity to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. As explained in greater detail below, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate for the Company.

For additional information, see page 78.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to be the Company’s auditor for fiscal year 2017.

Fees paid to Ernst & Young LLP for services provided during 2016:

(in thousands)	2016
Audit Fees	$2,591
Audit-Related Fees	49
Tax Fees	587
All Other Fees	—

Total	$3,227

For additional information, see page 80.

HOLLYFRONTIER CORPORATION

2828 North Harwood

Suite 1300

Dallas, Texas 75201

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 10, 2017

GENERAL INFORMATION

Purpose, Place, Date and Time

This proxy statement provides information in connection with the solicitation of proxies by the Board of Directors (the “Board”) of HollyFrontier Corporation (the “Company,” “we,” “our” or “us”) for use at the Company’s 2017 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held on May 10, 2017, at 8:30 a.m., Central Daylight Time, at 2728 N. Harwood St., Ground Floor, Dallas, Texas 75201. This proxy statement and the enclosed proxy card are being first made available to stockholders on or about March 23, 2017. All stockholders are invited to attend the Annual Meeting.

Internet Availability of Proxy Materials

The Company will continue to take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), which allow public companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) and provide internet access to the proxy materials and annual report to their stockholders. The use of Notice and Access generates significant cost savings for the Company.

In lieu of paper copies of the proxy statement and other materials, most of our stockholders will receive a Notice of Internet Availability containing instructions on how to access the proxy materials and annual report and vote online. Please follow the instructions on the Notice of Internet Availability for requesting paper or e-mail copies of our proxy materials and annual report. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions with links to the proxy materials, annual report and to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you instruct us otherwise. Choosing to receive your future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you.

Voting Rights and Proxy Information

Who is entitled to vote?

Stockholders of record at the close of business on March 13, 2017 (the “Record Date”) are entitled to receive notice of and the right to vote at the Annual Meeting. As of the close of business on the Record Date, there were 178,114,874 shares of common stock outstanding and entitled to be voted at the Annual Meeting. Each outstanding share of common stock is entitled to one vote.

If your shares are registered in your name with Wells Fargo Shareowner Services, the Company’s transfer agent, you are considered the “stockholder of record” of those shares. If your shares are held in an account with a broker, bank or other nominee, you are considered the “beneficial owner” or holder in “street name” of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares.

What am I voting on, and how does the Board recommend that I vote?

Proposal	Board Recommendation
1. Elect 9 directors to hold office until the Company’s 2018 annual meeting of stockholders	FOR
2. Approve, on an advisory basis, the compensation of the Company’s named executive officers	FOR
3. Approve, on an advisory basis, the frequency of an advisory vote on the compensation of the Company’s named executive officers	EVERY YEAR
4. Ratify the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for 2017	FOR

How do I vote if I am a stockholder of record?

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy using any of the following methods:

•

Internet — visit the website shown on the Notice of Internet Availability (www.proxyvote.com) and follow the instructions at that website at any time prior to 11:59 p.m., Eastern Daylight Time, on May 9, 2017;

•	Telephone — within the U.S. or Canada, call toll-free 1-800-690-6903 and follow the instructions at any time prior to 11:59 p.m., Eastern Daylight Time, on May 9, 2017; or

•

Mail — if you have requested a paper copy of the proxy materials, complete, sign and date the proxy card and return the proxy card in the prepaid envelope. Your proxy card must be received by the Secretary of the Company before the voting polls close at the Annual Meeting.

If you vote by internet or telephone, do not return your proxy card. Submitting your proxy by internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Please do not return the Notice of Internet Availability. The Notice of Internet Availability is not a valid proxy.

How do I vote if I hold my shares in street name?

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee describing how to vote your shares. In addition, you may be eligible to vote by internet or telephone if your broker, bank or other nominee participates in the proxy voting program provided by Broadridge. If your bank, brokerage firm or other nominee is participating in Broadridge’s program, your voting form will provide instructions. Beneficial owners voting by telephone or internet are subject to the same deadlines as described above for holders of record.

What can I do if I change my mind after I submit my proxy?

If you are a stockholder of record, you can revoke your proxy prior to the completion of voting at the Annual Meeting by:

•	delivering an executed, later-dated proxy that is received by the Secretary of the Company before the voting polls close at the Annual Meeting;

•	resubmitting your proxy by internet or telephone at any time prior to 11:59 p.m., Eastern Daylight Time, on May 9, 2017;

•	delivering a written notice of revocation of the proxy that is received by the Secretary of the Company before the voting polls close at the Annual Meeting; or

•	voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.

What happens if I do not give specific voting instructions?

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your instructions on your proxy. If a properly executed proxy gives no specific instructions, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares and do not provide your broker, bank or other nominee with specific voting instructions, the rules of the New York Stock Exchange require that these institutions only vote on matters for which they have discretionary power to vote. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares and they do not have discretion to vote on the matter, then the broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares, resulting in a “broker non-vote.”

Your broker, bank or other nominee is not permitted to vote on your behalf in the election of directors (Proposal 1), the advisory vote on the compensation of the Company’s named executive officers (Proposal 2), or the advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers (Proposal 3) unless you provide specific instructions to them. Accordingly, if you do not provide timely voting instructions to your broker, bank or other nominee that holds your shares, that institution will be prohibited from voting on all of the proposals in its discretion, except the ratification of the appointment of the independent public accounting firm (Proposal 4).

How many votes must be present to hold the meeting?

A quorum is necessary for conducting a valid meeting. Holders of a majority of the outstanding shares of our common stock must be present, in person or by proxy, to constitute a quorum at the Annual Meeting. Abstentions (shares of the Company’s common stock for which proxies have been received but for which the holders have abstained from voting) will be counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements for each of the matters to be voted on at the Annual Meeting?

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 – Election of Directors	Affirmative vote of a majority of the votes cast on the matter	No	Abstentions and broker non-votes are not considered votes cast and will have no effect
No. 2 – Advisory Vote on Executive Compensation	Affirmative vote of a majority of the votes cast on the matter	No	Abstentions and broker non-votes are not considered votes cast and will have no effect
No. 3 – Advisory Vote on the Frequency of Advisory Votes on Executive Compensation	Affirmative vote of a majority of the votes cast on the matter	No	Abstentions and broker non-votes are not considered votes cast and will have no effect
No. 4 – Ratification of the Appointment of Ernst & Young LLP	Affirmative vote of a majority of the votes cast on the matter	Yes	Abstentions are not considered votes cast and will have no effect

How are proxies being solicited and who pays the solicitation expenses?

Proxies are being solicited by the Board on behalf of the Company. All expenses of the solicitation, including the cost of preparing and mailing this proxy statement, will be borne by the Company. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Annual Meeting. For these services, the Company will pay MacKenzie Partners $17,500 and will reimburse MacKenzie Partners for reasonable out-of-pocket expenses. Additionally, proxies may be solicited by our officers, directors and employees personally or by telephone, e-mail or other forms of communication. The Company may also request banks, brokerage firms, custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of the Company’s common stock. The costs of the solicitation, including reimbursements of any forwarding expenses, will be paid by the Company.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Currently, the Board consists of nine directors. Each of the Company’s directors stands for election each year at the annual meeting.

Each director nominee identified below is an incumbent director whose nomination to serve on the Board was recommended by the Nominating/Corporate Governance Committee and approved by the Board. The director nominees, if elected, will serve until the 2018 annual meeting of stockholders, or until their earlier resignation or removal. Each director nominee has indicated a willingness to serve if elected.

Required Vote and Recommendation

The election of directors requires the approval of a majority of the votes cast for each director.

Michael C. Jennings	Director since 2011; age 51.

Principal Occupation:	Chairman of the Board of HollyFrontier Corporation.

Business Experience:	Mr. Jennings has served as Chairman of the Board since January 2017, a position he previously held from January 2013 until January 2016. Mr. Jennings served as Executive Chairman from January 2016 until his retirement in January 2017. Mr. Jennings served as Chief Executive Officer and President from the merger of Holly Corporation (“Holly”) and Frontier Oil Corporation (“Frontier”) in July 2011 until January 2016. Mr. Jennings served as the Chief Executive Officer of Holly Logistic Services, L.L.C. (“HLS”) from January 2014 until November 2016 and served as President of HLS from October 2015 until February 2016. Mr. Jennings served as President and Chief Executive Officer of Frontier from 2009 until the merger of Holly and Frontier in July 2011. He served as Executive Vice President and Chief Financial Officer of Frontier from 2005 until 2009.

Additional Directorships:	Mr. Jennings served as Chairman of the board of directors of Frontier from 2010 until the merger in July 2011 and served as a director of Frontier from 2008 to July 2011. He currently serves as a director of ION Geophysical Corporation and HLS, the general partner of the general partner of Holly Energy Partners, L.P. (“HEP”).

Qualifications:

Mr. Jennings brings to the Board extensive industry experience, familiarity with the day-to-day operations of the Company and provides a significant resource for the Board and facilitates communication between management and the Board.

The Board unanimously recommends a vote “FOR” the election of each of the director nominees listed below.

George J. Damiris	Director since 2015; age 56.

Principal Occupation:	Chief Executive Officer and President of HollyFrontier Corporation and Chief Executive Officer and President of Holly Logistic Services, L.L.C.

Business Experience:	Mr. Damiris has served as Chief Executive Officer and President of the Company since January 2016 and as Chief Executive Officer of HLS since November 2016 and as President of HLS since February 2017. He previously served as Executive Vice President and Chief Operating Officer of the Company from September 2014 to January 2016 and as Senior Vice President, Supply and Marketing of the Company from January 2008 until September 2014. Mr. Damiris joined the Company in 2007 as Vice President, Corporate Development after an 18-year career with Koch Industries, where he was responsible for managing various refining, chemical, trading, and financial businesses.

Additional Directorships:	Mr. Damiris currently serves as a director of Eagle Materials Inc. and HLS, the general partner of the general partner of HEP.

Qualifications:	Mr. Damiris brings to the Board extensive industry experience, familiarity with the day-to-day operations of the Company and significant insight into issues facing the industry.

Douglas Y. Bech	Director since 2011; age 71.

Principal Occupation:	Chairman and Chief Executive Officer of Raintree Resorts International.

Business Experience:	Mr. Bech has served as the Chairman and Chief Executive Officer of Raintree Resorts, or its predecessors, since 1997. Raintree Resorts is engaged in resort development, vacation ownership sales and resort management. From 1970 through 1997, Mr. Bech served in various capacities, including as a partner, of several large international law firms practicing in the area of corporate finance and securities transactions.

Additional Directorships:	Mr. Bech served as a director of Frontier from 1993 until the merger in July 2011 and as an independent trust manager of Moody National REIT II, Inc. from August 2014 until February 2016. Mr. Bech has served as a director of j2 Global, Inc. since 2000 and of eFax.com from 1988 until it was acquired by j2 Global, Inc. in 2000. Mr. Bech has served as an independent trust manager of CIM Commercial Trust Corporation since March 2014.

Qualifications:

Mr. Bech’s current experience as a chief executive officer as well as his previous experience as a securities and corporate finance attorney provide him with valuable insight into corporate finance and governance, including matters regarding compensation and retention of management and key employees.

Leldon E. Echols	Director since 2009; age 61.

Principal Occupation:	Investor.

Business Experience:	Mr. Echols has been an investor since 2006. Before becoming an investor, Mr. Echols served as Executive Vice President and Chief Financial Officer of Centex Corporation from 2000 until 2006. Before joining Centex, Mr. Echols held various positions, including managing partner, at Arthur Andersen LLP from 1978 until 2000.

Additional Directorships:	Mr. Echols currently is a member of the boards of directors of Trinity Industries, Inc., EnLink Midstream GP, LLC, the general partner of EnLink Midstream Partners, LP (formerly known as Crosstex Energy, L.P.), and EnLink Midstream Manager, LLC, the managing member of EnLink Midstream, LLC. Prior to the closing of the business combination among Devon Energy Corporation, Crosstex Energy, Inc. and Crosstex Energy, L.P. in March 2014, Mr. Echols served on the boards of directors of Crosstex Energy, L.P. and Crosstex Energy, Inc.

Qualifications:

Mr. Echols brings to the Board executive management and board experience with other public companies. Mr. Echols has extensive financial and management experience as well as financial reporting expertise and a level of financial sophistication that qualifies him as an audit committee financial expert. In addition, Mr. Echols’ prior and current service on audit committees of other public companies gives him a range of experiences and skills which allow him to effectively lead the Audit Committee.

R. Kevin Hardage	Director since 2011; age 55.

Principal Occupation:	Chief Executive Officer of Turtle Creek Trust Company, Co-founder, President and Portfolio Manager of Turtle Creek Management, LLC and a non-controlling manager and member of TCTC Holdings, LLC.

Business Experience:	Mr. Hardage has served as Chief Executive Officer of Turtle Creek Trust Company, a private trust and investment management firm, since 2009 and has served as President and Portfolio Manager of Turtle Creek Management, a registered investment advisory firm, since 2006. In addition, Mr. Hardage serves as a non-controlling manager and member of TCTC Holdings, LLC, a bank holding company that is a banking, securities and investment management firm.

Qualifications:	Mr. Hardage brings to the Board executive and general management experience as well as significant financial expertise.

Robert J. Kostelnik	Director since 2011; age 65.

Principal Occupation:	Principal at Glenrock Recovery Partners, LLC

Business Experience:	Mr. Kostelnik has served as a principal of Glenrock Recovery Partners since January 2012. Glenrock Recovery Partners assists energy, pipeline, and terminal companies with maximizing the value of non-fungible liquid hydrocarbons and provides health, safety and environmental compliance and project management consulting services. Mr. Kostelnik served as the President and Chief Executive Officer of Cinatra Clean Technologies, Inc. from 2008 thru 2011. Cinatra provides tank cleaning systems to refining pipelines and terminals. Prior to his retirement in 2007, Mr. Kostelnik served in a number of senior positions during his 16 years with CITGO Petroleum Corporation, including as Vice President of Refining. During that time, Mr. Kostelnik was responsible for, among other things, the creation & implementation of the Health, Safety & Environmental Management System as well as environmental compliance & improvement. CITGO is engaged in the refining and marketing of petro-chemical products.

Additional Directorships:	Mr. Kostelnik served as a director of Frontier from 2010 until the merger in July 2011. He currently serves on the board of directors of Methanex Corporation.

Qualifications:	Mr. Kostelnik brings to the Board significant experience and insight into the Company’s industry through his extensive experience in the refining industry.

James H. Lee	Director since 2011; age 68.

Principal Occupation:	Managing General Partner and Principal Owner of Lee, Hite & Wisda Ltd.

Business Experience:	Mr. Lee has served as the Managing General Partner of Lee, Hite & Wisda Ltd., an oil and gas consulting and exploration firm, since founding the firm in 1984.

Additional Directorships:	Mr. Lee served as a director of Frontier from 2000 until the merger in July 2011 and as a director of Forest Oil Corporation from 1991 until the merger of Forest Oil Corporation and Sabine Oil & Gas LLC in December 2014.

Qualifications:	Mr. Lee brings to the Board his extensive experience as a consultant and investor in the oil and gas industry, which provides him with significant insights into relevant industry issues.

Franklin Myers	Director since 2011; age 64.

Principal Occupation:	Investor.

Business Experience:	Mr. Myers has been an investor since 2009. In addition, Mr. Myers serves as a senior advisor of Quantum Energy Partners, a private equity firm, since February 2013. Mr. Myers served as an operating advisor to Paine & Partners, LLC, a private equity firm, from 2009 through 2012 and as Senior Advisor to Cameron International Corporation, a publicly traded provider of flow equipment products, from 2008 until 2009. He served Cameron in various other capacities, including as Senior Vice President and Chief Financial Officer from 2003 through 2008, President of Cameron’s compression business from 1998 through 2001 and Senior Vice President and General Counsel from 1995 through 1999. In addition, Mr. Myers served as Senior Vice President and General Counsel of Baker Hughes Incorporated from 1988 through 1995 and as an associate and then a partner at Fulbright & Jaworski (now Norton Rose Fulbright) from 1978 through 1988.

Additional Directorships:	Mr. Myers served as a director of Frontier from 2009 until the merger in July 2011. He currently serves as a director of Forum Energy Technologies, Inc., ION Geophysical Corporation and Comfort Systems USA, Inc. Mr. Myers serves as a director of WireCo WorldGroup Inc., which ceased to have a class of securities registered pursuant to section 12 of the Exchange Act at the end of September 2016.

Qualifications:	Mr. Myers’ experience in senior finance and legal positions at publicly traded energy companies provides him with significant insight into operations, management and finance. In addition, Mr. Myers brings to the Board a broad range of experiences and skills as a result of his service as a director of other public and private companies.

Michael E. Rose	Director since 2011; age 70.

Principal Occupation:	Investor.

Business Experience:	Prior to his retirement in 2004, Mr. Rose served in a number of senior positions during his 24 years with Anadarko Petroleum Corporation, most recently serving as Executive Vice President Finance and Chief Financial Officer of Anadarko from 2000 until his retirement.

Additional Directorships:	Mr. Rose served as a director of Frontier from 2005 until the merger in July 2011.

Qualifications:	Mr. Rose brings to the Board significant financial and investment experience with oil and gas companies. He also qualifies as an audit committee financial expert.

None of our directors reported any litigation for the period from 2007-2017 that is required to be reported in this proxy statement.

CORPORATE GOVERNANCE

The Board and senior management believe that one of their primary responsibilities is to promote a corporate culture of accountability, responsibility and ethical conduct throughout the Company. The Company is committed to maintaining the highest standard of business conduct and corporate governance, which we believe is essential to operating our business efficiently, maintaining our integrity in the marketplace and serving our stockholders.

Consistent with these principles, the Company has adopted a Code of Business Conduct and Ethics and Corporate Governance Guidelines. These documents, together with our certificate of incorporation, by-laws and Board committee charters, form the framework for our governance. Copies of these documents are publicly available on our website at www.hollyfrontier.com. Copies of these documents may also be obtained free of charge upon written request to HollyFrontier Corporation, 2828 North Harwood, Suite 1300, Dallas, Texas 75201, Attention: Director, Investor Relations.

Board Leadership Structure

In accordance with our Corporate Governance Guidelines, our Board is responsible for selecting the Board leadership structure that is in the best interests of the Company. Our Board, at this time, has determined that a leadership structure consisting of separate Chief Executive Officer and Chairman of the Board roles, together with a strong lead independent director, is appropriate for the Company. Currently, Mr. Jennings serves as our Chairman of the Board, and Mr. Damiris serves as our Chief Executive Officer and President.

The Board believes that at this time the separation of these positions enhances both the oversight of management by the Board and the Company’s overall leadership structure. In addition, as a result of his former role as our Chief Executive Officer, Mr. Jennings has Company-specific experience and expertise and as Chairman of the Board can identify strategic priorities, lead the discussion and execution of strategy, and facilitate the flow of information between management and the Board.

In order to give a significant voice to our non-management directors and to reinforce effective, independent leadership on the Board, and in recognition of his demonstrated leadership skills, the Board has appointed Mr. Bech as lead director. The lead director’s responsibilities are set forth in the Company’s Corporate Governance Guidelines and include:

•	presiding over executive sessions of the Board’s independent directors and at all meetings of the Board at which the Chairman of the Board is not present;

•	communicating matters discussed at the executive session to the Chairman of the Board and Chief Executive Officer, as appropriate;

•	calling meetings of independent directors if desirable or necessary;

•	serving as a liaison between the Chief Executive Officer, the Chairman of the Board and the independent directors;

•

advising and consulting with the Chairman of the Board, the Chief Executive Officer and the chairperson of each committee regarding Board and committee meetings, as necessary, desirable or appropriate;

•

maintaining regular contact with the Chairman of the Board and Chief Executive Officer to provide access for any issue that may arise and assist in communication, if appropriate, and to ensure that there is a steady, relevant, meaningful and effective information flow from management to the Board;

•	approving in advance, in consultation with the Chairman of the Board and Chief Executive Officer, agendas, schedules and related information for all meetings of the Board; and

•

advising and consulting with the Chairman of the Board and Chief Executive Officer as to the quality, quantity and timeliness of the information submitted by the Company’s management to, and other communications with, the independent directors.

The Board has established a policy that its non-management directors periodically meet in executive session, without members of management present. If the lead director is unable to attend a meeting of the non-management directors, then the non-management directors will designate an independent director to preside at the meeting.

We believe that the foregoing structure, policies and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion and evaluation of decisions and direction from the Board, and are in the best interest of our stockholders.

Board Oversight of Risk Management

The Board oversees management of risk. The Board regularly reviews information regarding the Company’s business and operations, including the key operational and/or financial risks. As described below, consistent with SEC regulations and NYSE requirements, the Board committees are also engaged in overseeing risk associated with the Company.

•	The Audit Committee oversees management of exposure to financial risks and monitors and evaluates the effectiveness of the Company’s risk management and risk assessment guidelines and policies.

•	The Compensation Committee oversees the management of risks relating to the Company’s executive compensation plans and incentive structure.

•	The Nominating/Corporate Governance Committee oversees the Company’s ethics and compliance programs.

•	The Environmental, Health, Safety, and Public Policy Committee oversees the management of risks associated with the environment, health, safety and public policy.

•	The Finance Committee oversees the management of risks relating to the Company’s capital allocation and capital investment strategies.

While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is ultimately responsible for overseeing the Company’s risk exposures and management thereof, and the Board is regularly informed on these matters through committee and senior management presentations.

The Board also receives input from the Company’s Risk Management Oversight Committee on management’s views of the risks facing the Company. This committee is made up of management personnel and monitors the risk environment for the Company as a whole. This committee also supports the efforts of the Board and the Board committees to monitor and evaluate guidelines and policies governing the Company’s risk assessment and management.

Director Independence

Board of Directors. NYSE listing requirements and our Corporate Governance Guidelines require that at least a majority of the Board meet the NYSE criteria for independence. The Board has determined that each of its non-management directors, Messrs. Bech, Echols, Hardage, Kostelnik, Lee, Myers and Rose, is independent under the NYSE independence standards. The Board previously determined that Mr. Valenta was independent under the NYSE independence standards during his service on the Board. Mr. Damiris is deemed not to be independent because he is an employee of the Company, and Mr. Jennings is not independent because he does not meet the independence requirements under the NYSE listing standards.

Audit Committee. The Board has determined each member of the Audit Committee is “independent” as defined by the NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board previously determined that Mr. Valenta was “independent” as defined by the NYSE listing standards and Rule 10A-3 of the Exchange Act during his service on the Audit Committee. The Board has also determined that Mr. Echols’ service as a member of the audit committees of Trinity Industries, Inc., EnLink Midstream GP, LLC and EnLink Midstream Manager, LLC does not impair his ability to effectively serve on the Audit Committee of the Company.

Compensation Committee. The Board has determined each member of the Compensation Committee is “independent” as defined by the NYSE listing standards. For each member of the Compensation Committee, the Board considered all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including the sources of such director’s compensation, such as any consulting, advisory or other compensatory fees paid by the Company, and whether the director has an affiliate relationship with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Nominating/Corporate Governance Committee. The Board has determined each member of the Nominating/Corporate Governance Committee is “independent” as defined by the NYSE listing standards.

Environmental, Health, Safety, and Public Policy Committee. The Board has determined each member of the Environmental, Health, Safety, and Public Policy Committee, other than Mr. Jennings, is “independent” as defined by the NYSE listing standards. The Board previously determined that Mr. Valenta was “independent” as defined by the NYSE listing standards during his service on the Environmental, Health, Safety, and Public Policy Committee.

Finance Committee. The Board has determined each member of the Finance Committee is “independent” as defined by the NYSE listing standards.

Independence Determination. In making its independence determinations, the Board considered certain transactions, relationships and arrangements. In determining Mr. Hardage’s independence, the Board considered that Mr. Hardage is a non-controlling manager and member of TCTC Holdings, LLC (which may be deemed to beneficially own 8.06% of the Company’s common stock) and holds various other positions with TCTC’s subsidiaries. The Board has determined that this relationship does not impair the independence of Mr. Hardage.

Director Nominations

Qualifications

In considering nominees for election as director, the Nominating/Corporate Governance Committee considers a number of factors, with an objective of having a board with diverse backgrounds and experiences. The Nominating/Corporate Governance Committee is also responsible for recommending the nomination of incumbent directors it deems appropriate for re-election to the Board and, if applicable, reappointment to any committees of the Board on which such director serves.

Characteristics expected of all directors include integrity, exceptional talent and judgment, and the ability and willingness to commit adequate time to the Board. In evaluating the suitability of individual board members, the committee takes into account many factors, including the candidate’s knowledge of the communities in which the Company does business, the Company’s industry, or other industries relevant to the Company’s business, or other organizations of comparable size and personal qualities, background and reputation. The Board also considers the diversity of race, gender, culture, age, knowledge, viewpoints, background, experience and skill when evaluating candidates. Subject to its fiduciary duties, applicable law and regulations and membership of the Board at the applicable time, when searching for new Board members, the Committee shall endeavor to identify highly qualified diverse candidates, including women and individuals from minority groups, to include in the pool of candidates as provided in the immediately preceding sentence from which Board nominees may be chosen.

Pursuant to our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee will not recommend to the Board the nomination of any director or nominee who has attained or will attain the age of 75 prior to the annual meeting at which he or she would be elected or re-elected. The Board may approve an exception to this policy on a case by case basis.

Stockholder Recommendations

The Nominating/Corporate Governance Committee will consider recommendations of potential director candidates from stockholders based on the same criteria as a candidate identified by the Nominating/Corporate Governance Committee. Stockholders may submit such a recommendation by sending a letter to the Secretary of the Company at the Company’s principal executive offices. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.”

To be considered for inclusion in the proxy statement, recommendations must be submitted in writing no less than 90 days and no more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders in compliance with the notice procedures and informational requirements set forth in Article III, Section 12 of the Company’s By-Laws. A stockholder’s notice must include the following:

•	the name of the stockholder recommending the director candidate and the class and number of shares of common stock which are beneficially owned by the stockholder;

•	a written statement by the director candidate agreeing to being named in the Company’s proxy materials and to serve as a member of the Board if nominated and elected; and

•

all other information relating to the nominating stockholder or director candidate that would be required to be disclosed in a proxy statement relating to an election of directors, or is otherwise required by Regulation 14A under the Exchange Act or Article III, Section 12 of the Company’s By-Laws.

For more information, see “Additional Information — Stockholder Proposals.”

Communications with the Board

Any stockholder or other interested party may communicate with the non-management directors by e-mailing the lead director at presiding.director.HFC@hollyfrontier.com or writing to: Lead Director, c/o Secretary, HollyFrontier Corporation, 2828 N. Harwood, Suite 1300, Dallas, Texas 75201. Communications to the Board generally may be sent certified mail to HollyFrontier Corporation, 2828 N. Harwood, Suite 1300, Dallas, Texas 75201, Attention: Secretary. The Secretary will forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of the Company.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The purpose of this Code is to, among other things, affirm the Company’s commitment to the highest standards of business conduct and ethics, integrity and compliance reporting in accordance with all applicable laws. The Code sets forth a common set of values and standards to which all of the Company’s directors, officers and employees must adhere. The Company will post information regarding an amendment to, or waiver from, its Code of Business Conduct and Ethics on its website under the Investor Relations tab.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Under the Company’s Corporate Governance Guidelines, Board members are expected to devote the time reasonably necessary to discharge their responsibilities and to prepare for and, to the extent reasonably practicable, attend and participate in all meetings of the Board and Board committees on which they serve. During 2016, the Board held 11 meetings. Each director attended at least 75% of the total number of meetings of the Board and committees on which he served during the period he was a director.

The Company does not have a policy regarding director attendance at the annual stockholder meeting. All of our then-current directors attended the 2016 annual meeting of stockholders.

Board Committees

The Company currently has six standing committees:

•	an Audit Committee;

•	a Compensation Committee;

•	a Nominating/Corporate Governance Committee;

•	an Environmental, Health, Safety, and Public Policy Committee;

•	a Finance Committee; and

•	an Executive Committee.

Other than the Executive Committee, each of these committees operates under a written charter adopted by the Board. The Executive Committee operates pursuant to authority that is specifically delegated to it by the Board, and such delegated authority may be revoked at any time.

Upon the Nominating/Corporate Governance Committee’s recommendations, the Board elects committee members annually. The table below sets forth the current composition of our Board committees.

	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Environmental, Health, Safety, and Public Policy Committee	Finance Committee	Executive Committee
Douglas Bech		✓(Chair)	✓			✓
George Damiris						✓
Leldon Echols	✓(Chair)	✓
Kevin Hardage		✓		✓
Michael Jennings				✓		✓(Chair)
Robert Kostelnik				✓(Chair)	✓
James Lee	✓		✓
Franklin Myers			✓(Chair)		✓	✓
Michael Rose	✓				✓(Chair)

(1)	Mr. Valenta served on each of the Audit Committee and the Environmental, Health and Public Policy Committee until his death in February 2017.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of the Company’s financial statements. In addition, the Audit Committee oversees management of exposure to financial risks and monitors and evaluates the effectiveness of the Company’s risk management and risk assessment guidelines and policies. The functions and responsibilities of the Audit Committee include:

•	appointing, compensating, retaining and overseeing the Company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving all audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm;

•	reviewing the findings and recommendations of the independent registered public accounting firm;

•	reviewing the scope and the planning of the annual audit with management, the independent registered public accounting firm and the internal auditor;

•	reviewing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	overseeing the internal audit function;

•	reviewing and discussing the Company’s internal controls over financial reporting with management and the independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or accounting matters;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding potential violations of applicable laws, rules and regulations or of the Company’s codes, policies and procedures;

•	establishing procedures for the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or questionable compliance matters;

•	establishing, approving, modifying, monitoring and directing the process and procedures related to the review, evaluation and negotiation of transactions with HEP;

•	reviewing and approving the Audit Committee Report to be included in the annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

During 2016, the Audit Committee held 13 meetings. Our independent registered public accounting firm reports directly to the Audit Committee. Each member of the Audit Committee, including Mr. Valenta during his service on the Audit Committee, has or had the ability to read and understand fundamental financial statements and each of Mr. Echols and Mr. Rose meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC.

Compensation Committee

The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating executive officers and the Board and oversees the management of risks relating to the Company’s executive compensation plans and arrangements. The Compensation Committee may form and delegate some or all of its authority and responsibilities to subcommittees as it deems appropriate. The functions and responsibilities of the Compensation Committee include:

•	evaluating the performance and approving the compensation of the Chief Executive Officer and, in consultation with the Chief Executive Officer, the Company’s other executive officers;

•	reviewing and approving the Company’s executive compensation programs and corporate goals and objectives relative to the compensation of the Company’s executive officers;

•	reviewing director compensation and making recommendations to the Board regarding the same;

•	administering and making recommendations to the Board with respect to the Company’s equity incentive plans;

•	reviewing succession planning for Company management and making recommendations to the Board regarding the same;

•	overseeing the preparation of the Compensation Discussion and Analysis to be included in the annual proxy statement;

•	preparing the Compensation Committee Report to be included in the annual proxy statement; and

•	reviewing the adequacy of the Compensation Committee charter on an annual basis.

The Compensation Committee also has the authority to retain, compensate, direct, oversee and terminate outside counsel, compensation consultants and other advisors hired to assist the Committee. For 2016, the Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent compensation consultant for matters related to executive and non-management director compensation. In selecting Pearl Meyer as its independent compensation consultant, the Compensation Committee assessed the independence of Pearl Meyer pursuant to SEC rules and considered, among other things, whether Pearl Meyer provides any other services to us, the fees paid by us to Pearl Meyer as a percentage of Pearl Meyer’s total revenues, the policies of Pearl Meyer that are designed to prevent any conflict of interest between Pearl Meyer, the Compensation Committee and us, any personal or business relationship between Pearl Meyer and a member of the Compensation Committee or one of our executive officers and whether Pearl Meyer owned any shares of our common stock. In addition to the foregoing, the Compensation Committee received an independence letter from Pearl Meyer, as well as other documentation addressing the firm’s independence. Pearl Meyer reports exclusively to the Compensation Committee and does not provide any additional services to us. The Compensation Committee has discussed these considerations and has concluded that Pearl Meyer is independent and that we do not have any conflicts of interest with Pearl Meyer.

During 2016, the Compensation Committee held five meetings.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee assists the Board in overseeing that the Company is governed in a manner consistent with the best interests of the Company and its stockholders. In addition, the Nominating/Corporate Governance Committee oversees the Company’s ethics and compliance programs. The functions and responsibilities of the Nominating/Corporate Governance Committee include:

•	developing, reviewing and assessing the adequacy of the Company’s Corporate Governance Guidelines;

•	identifying and recommending individuals qualified to be directors;

•	evaluating and determining whether directors are independent;

•	recommending committee composition and chairpersons;

•	reviewing and making recommendations to the Board on succession planning for the Board;

•	reviewing and approving, prior to acceptance, the Chief Executive Officer’s service on any other public company board;

•	monitoring the Company’s charitable contributions and political spending insofar as such activities exceed or can be expected to exceed 0.5% of the pre-tax income of the Company;

•	overseeing the Company’s ethics and compliance programs; and

•	reviewing the adequacy of the Nominating/Corporate Governance Committee charter on an annual basis.

During 2016, the Nominating/Corporate Governance Committee held four meetings.

Environmental, Health, Safety, and Public Policy Committee

The Environmental, Health, Safety, and Public Policy Committee oversees the Company’s environmental, health, safety and public policy matters. In addition, the Environmental, Health, Safety, and Public Policy Committee oversees the management of risks associated with such matters. The functions and responsibilities of the Environmental, Health, Safety, and Public Policy Committee include:

•

reviewing reports and other information provided by management and consultants regarding material regulatory compliance and public policy matters relating to the environment, health, safety and public policy;

•	reporting material issues or compliance concerns included in those reports to the Board; and

•	reviewing the adequacy of the Environmental, Health, Safety, and Public Policy Committee charter on an annual basis.

During 2016, the Environmental, Health, Safety, and Public Policy Committee held four meetings.

Finance Committee

The Finance Committee oversees the Company’s capital allocation and capital investment strategies, including implementation and cost of capital. The functions and responsibilities of the Finance Committee include:

•	reviewing capital allocation priorities, policies and guidelines, including the Company’s cash flow forecasts, minimum cash requirements and liquidity targets;

•	reviewing the Company’s annual capital budget, capital strategy and significant capital expenditures and determining whether to recommend to the Board that such items be approved;

•	reviewing and making recommendations to the Board with respect to new capital projects;

•	periodically evaluating the performance of and returns on approved capital projects and other capital expenditures and reviewing significant cost variances; and

•	reviewing the adequacy of the Finance Committee charter on an annual basis.

During 2016, the Finance Committee held four meetings.

Executive Committee

The Executive Committee has such authority as the Board shall delegate to the committee from time to time. During 2016, the Executive Committee held two meetings.

Director Compensation

The Compensation Committee annually evaluates the compensation program for members of the Board who are not our officers or employees (“non-management directors”) in light of then-current market practices. Based on a recommendation from the Compensation Committee, the Board approved changes to the non-management director compensation program, effective January 1, 2016. Specifically, the Board approved (a) an increase in the annual cash retainer for Board service from $95,000 to $105,000, (b) an increase in the annual cash retainer for Committee service from $10,000 to $12,500, (c) an increase in the annual cash retainer for the Audit Committee chair from $20,000 to $24,000, and (d) an increase in the annual cash retainer for the Compensation Committee chair, Nominating/Corporate Governance Committee chair and the Environmental, Health, Safety, and Public Policy chair, in each case, from $15,000 to $17,500. In addition, the Board approved an annual cash retainer for the chair of the Finance Committee, which was formed in December 2015, of $17,500, effective January 1, 2016. The components of non-management director compensation for 2016 are set forth below. Members of the Board who also serve as our officers or employees do not receive additional compensation in their capacity as directors.

For 2016, non-management directors were entitled to receive Board and Board committee retainers and meeting fees payable in cash and the other compensation described in the following table. We also reimburse directors for all reasonable expenses incurred in attending Board and Board committee meetings upon submission of appropriate documentation.

Board Service:	Compensation in 2016:
Annual Restricted Stock Units Award (1)	$135,000
Annual Cash Retainer	105,000
Lead Director Cash Retainer	30,000
Meeting Fee (2)	2,000

Board Committee Service:
Audit Committee Chair Annual Cash Retainer	24,000
Compensation Committee Chair Annual Cash Retainer	17,500
Nominating / Corporate Governance Committee Chair Annual Cash Retainer	17,500
Environmental, Health, Safety, and Public Policy Committee Chair Annual Cash Retainer	17,500
Finance Committee Chair Annual Cash Retainer	17,500
Committee Member Annual Cash Retainer (3)	12,500
Meeting Fee (2)	2,000

Other:
Stipend for Operations-Related Consultation at Request of Management	2,500/day (4)

(1)	The annual award is comprised of a number of restricted stock units equal to $135,000 divided by the market closing price of a share of our common stock on the date of grant, with the number of restricted stock units rounded up in the case of fractional shares.

(2)	Represents fees paid for meetings attended in person or by means of conference telephone. Meeting fees are not paid for attendance at the first six Board meetings or the first six meetings of each Board committee during the year.

(3)	Retainer paid for service on each committee.

(4)	Not to exceed 10 days per year without Board approval.

Equity Awards

Non-management directors receive an annual equity award grant in the form of restricted stock units having a fair market value of approximately $135,000 on the date of grant. These annual grants are made in the fourth quarter of the year preceding the year to which the award relates in order to align the timing of the equity award grants with the timing of the other compensation decisions made for non-management directors and with the timing of long-term equity incentive award grants for our executive officers.

Continued service on the Board through the stated vesting date for the restricted stock units, which is in most cases approximately one year following the date of grant, is required in order for the restricted stock units to become vested. The restricted stock units granted in November 2015 for the

2016 fiscal year vested on December 1, 2016. The restricted stock units granted in November 2016 for the 2017 fiscal year will vest on December 1, 2017. Accelerated vesting of outstanding restricted stock units will occur upon a change in control (subject to the director serving as a member of the Board immediately prior to the change in control) or the director’s death, disability or retirement. Settlement of the restricted stock units in shares of our common stock occurs within 30 days of the event that caused the restricted stock units to vest. Directors do not have the rights of a stockholder with respect to the shares underlying the restricted stock units until the award vests and is settled in shares. However, directors are entitled to the payment of dividend equivalents on outstanding restricted stock units in the form of cash in an amount equal to the dividends that would have been paid with respect to the underlying shares after January 1 of the year following the year in which the date of grant occurs. These dividend equivalents are not subject to forfeiture.

Nonqualified Deferred Compensation

Our non-management directors are eligible to participate in the HollyFrontier Corporation Executive Nonqualified Deferred Compensation Plan, which is not tax-qualified under Section 401 of the Internal Revenue Code and allows participants to defer receipt of certain compensation (the “NQDC Plan”). The NQDC Plan allows non-management directors the ability to defer up to 100% of their cash retainers and meeting fees for a calendar year. Participating directors have full discretion over how their contributions to the NQDC Plan are invested among the offered investment options, and earnings on amounts contributed to the NQDC Plan are calculated in the same manner and at the same rate as earnings on actual investments. We do not subsidize a participant’s earnings under the NQDC Plan.

Mr. Myers was the only non-management director that participated in the NQDC Plan in 2016. During 2016, no above market or preferential earnings were paid to Mr. Myers under the NQDC Plan and, therefore, none of the earnings received by Mr. Myers during 2016 are included in the Director Compensation Table below. For additional information on the NQDC Plan, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Retirement Benefits and Perquisites—Retirement Plans—Deferred Compensation Plan” and “Executive Compensation—Nonqualified Deferred Compensation.”

Stock Ownership and Retention Policy for Non-Management Directors

Non-management directors are expected to acquire and hold during their service on the Board shares of our common stock equal in value to at least three times the annual Board cash retainer paid to our non-management directors (excluding any retainer paid for service on a Board committee). Directors have five years from their initial election to the Board to meet the target stock ownership requirements.

Directors are required to continuously own sufficient shares to meet the stock ownership requirements once attained. Until the directors attain compliance with the stock ownership policy, the directors will be required to hold 50% of the shares of common stock received from any equity award. If a director attains compliance with the stock ownership policy and subsequently falls below the requirement because of a decrease in the price of our common stock, the director will be deemed in compliance provided that the director retains the shares then held.

In November 2016, the Board amended the Stock Ownership and Retention Policy to clarify that the Executive Chairman would be subject to the same stock ownership requirements as our non-management directors.

As of December 31, 2016, all of our non-management directors and our Executive Chairman were in compliance with the stock ownership policy.

Anti-Hedging and Anti-Pledging Policy

All of our directors are subject to our Insider Trading Policy, which, among other things, prohibits such directors from entering into short sales or hedging or pledging shares of our common stock.

Director Compensation Table

The table below sets forth the compensation earned by each of our non-management directors in 2016.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation		Total
Douglas Y. Bech	$189,500	$135,007	—		$324,507
Leldon E. Echols	$180,000	$135,007	—		$315,007
R. Kevin Hardage	$140,000	$135,007	—		$275,007
Robert J. Kostelnik	$159,500	$135,007	$2,500	(3)	$297,007
James H. Lee	$154,000	$135,007	—		$289,007
Franklin Myers	$161,500	$135,007	—		$296,507
Michael E. Rose	$171,500	$135,007	—		$306,507
Tommy A. Valenta	$154,000	$135,007	—		$289,007

(1)	Mr. Damiris and Mr. Jennings are not included in this table because they received no additional compensation for their service as a director. The compensation earned by Mr. Damiris and Mr. Jennings in 2016 is shown under “Executive Compensation—Summary Compensation Table.”

(2)	Represents the aggregate grant date fair value of 5,149 restricted stock units granted to each non-management director on November 9, 2016 for the 2017 fiscal year (the “2017 Director Awards”), determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation, excluding the effect of estimated forfeitures. See Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.

Because the 2017 Director Awards were granted during 2016, they are reported in the “Stock Awards” column of the Director Compensation Table for 2016 rather than 2017 in accordance with SEC rules. The annual restricted stock unit awards for the 2016 fiscal year were granted on November 11, 2015 and were reported in the “Stock Awards” column of the Director Compensation Table for 2015 rather than 2016 in accordance with SEC rules. For additional information regarding the annual restricted stock unit awards and grant process for non-management directors, please see “—Equity Awards” above.

The 2017 Director Awards will vest on December 1, 2017, subject to continued service on the Board. As of December 31, 2016, the 2017 Director Awards were the only outstanding equity awards held by our non-management directors.

(3)	Represents a stipend for the one day in 2016 that Mr. Kostelnik provided operations-related consultation to us at the request of management.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 2)

Section 14A(a)(1) of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material contained in this proxy statement.

In accordance with the preference expressed by our stockholders at our annual meeting in 2011, the Board determined that we would provide this opportunity annually until the next non-binding stockholder advisory vote on the frequency of future advisory votes on executive compensation, which will occur at this Annual Meeting. See “Advisory Vote on the Frequency of the Advisory Vote on the Compensation of Our Named Executive Officers (Proposal 3).” As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are primarily designed to (i) attract, motivate and retain our named executive officers, who are critical to our success, (ii) provide incentives for our named executive officers to achieve and exceed our operational, financial, and strategic goals, and (iii) align the interests of our named executive officers with those of our stockholders. Under these programs, compensation for our named executive officers is tied to performance, including our financial results and stockholder returns. Please read the information under “Compensation Discussion and Analysis,” and review the compensation tables and narratives that follow, for additional details about our executive compensation programs, including information about the compensation of our named executive officers in 2016.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensatory philosophy, policies and practices described in this proxy statement. Because your vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, the Board and the Compensation Committee will review the voting results and take those results into consideration when making future decisions regarding executive compensation.

Required Vote and Recommendation

The advisory vote on the compensation of named executive officers requires the approval of a majority of the votes cast on the proposal.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including as disclosed in the “Compensation Discussion and Analysis” section, the accompanying compensation tables and any related material contained in this proxy statement.

Executive Officers

The following sets forth information regarding the executive officers of the Company as of March 7, 2017:

Name	Age	Position
George J. Damiris	56	Chief Executive Officer and President
Richard L. Voliva III	39	Executive Vice President and Chief Financial Officer
Thomas G. Creery	58	Senior Vice President, Commercial
James M. Stump	49	Senior Vice President, Refining
Denise C. McWatters	57	Senior Vice President, General Counsel and Secretary

Information regarding Mr. Damiris is included above under “Election of Directors.”

Richard L. Voliva III has served as Executive Vice President and Chief Financial Officer of the Company since March 2017. He served as Senior Vice President, Strategy of the Company from June 2016 to March 2017. Mr. Voliva has also served as Executive Vice President and Chief Financial Officer of HLS since March 2017. Mr. Voliva served as Senior Vice President and Chief Financial Officer of HLS from July 2016 to March 2017, Vice President and Chief Financial Officer of HLS from October 2015 until July 2016, Vice President, Corporate Development of HLS from February 2015 until October 2015 and as Senior Director, Business Development of HLS from April 2014 until February 2015. Prior to joining HLS, Mr. Voliva was an analyst at Millennium Management LLC, an institutional asset manager, from April 2011 until April 2014, an analyst at Partner Fund Management, L.P., a hedge fund, from March 2008 until March 2011 and Vice President, Equity Research at Deutsche Bank from June 2005 to March 2008. Mr. Voliva is a CFA Charterholder.

Thomas G. Creery has served as Senior Vice President, Commercial of the Company since January 2016 and as President of HollyFrontier Refining and Marketing since February 2017. He previously served as Vice President, Crude Supply from October 2008 to January 2016 and Vice President, Crude Supply and Planning from January 2006 to October 2008. Prior to joining the Company, Mr. Creery served at Unocal Corporation for 25 years in a variety of locations based in Calgary, Los Angeles, Singapore and Houston.

James M. Stump has served as Senior Vice President, Refining (formerly called Senior Vice President, Refinery Operations) of the Company since the merger in July 2011. During his 21 years at Frontier, Mr. Stump held various positions, including serving as Vice President—Refining Operations for Frontier Refining and Marketing from 2009 until July 2011 and as Vice President and Refining Manager from 2002 to 2009.

Denise C. McWatters has served as Senior Vice President, General Counsel and Secretary of the Company since January 2013. She previously served as Vice President, General Counsel and Secretary from May 2008 until January 2013 and Deputy General Counsel from October 2007 until May 2008. Prior to joining the Company, Ms. McWatters served as the General Counsel of The Beck Group from 2005 through October 2007. Ms. McWatters also has served as Senior Vice President, General Counsel and Secretary of HLS since January 2013, Vice President, General Counsel and Secretary of HLS from May 2008 until January 2013 and Deputy General Counsel of HLS from October 2007 to April 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis provides information about our compensation objectives and policies, as determined by the Compensation Committee. In addition, the compensation discussion and analysis is intended to place in perspective the information contained in the executive compensation tables that follow this discussion.

Overview

We hold our executive officers accountable for our performance and for maintaining a culture of strong ethics and exemplary safety. For 2016, our “named executive officers” or “NEOs” were:

Name	Position with HollyFrontier during 2016
George J. Damiris	Chief Executive Officer and President
Douglas S. Aron	Executive Vice President and Chief Financial Officer (1)
Michael C. Jennings	Executive Chairman (2)
James M. Stump	Senior Vice President, Refining
Denise C. McWatters	Senior Vice President, General Counsel and Secretary

(1)	Mr. Aron retired as Executive Vice President and Chief Financial Officer on February 28, 2017.

(2)	Mr. Jennings retired as Executive Chairman on January 1, 2017.

The compensation of our named executive officers is also presented in the tables and related information provided under “Executive Compensation” below.

Certain of our named executive officers also provide services to our wholly-owned subsidiary, HLS, and HEP. HLS is the general partner of HEP Logistics Holdings, L.P., which is the general partner of HEP. We own 35% of the limited partner interests in HEP and the 2% general partner interest in HEP. For all or a portion of 2016, Mr. Aron, Mr. Jennings and Ms. McWatters also served as executive officers of HLS and split their professional time between HEP and us. Neither Mr. Aron, Mr. Jennings nor Ms. McWatters received any compensation from HLS or HEP during 2016. For 2016, Mr. Jennings and Ms. McWatters were also named executive officers of HLS, and, in accordance with SEC rules, a portion of the compensation paid by us to Mr. Jennings and Ms. McWatters for 2016 was allocated to the services they each performed for HLS and HEP during 2016 and was included in the Compensation Discussion and Analysis and the accompanying narratives and tables contained in HEP’s Annual Report on Form 10-K for the year ended December 31, 2016. The total compensation paid and other benefits made available to Mr. Jennings and Ms. McWatters by us, including amounts disclosed in HEP’s Annual Report on Form 10-K for the year ended December 31, 2016, are disclosed below.

2016 Business Highlights

The Compensation Committee believes that our executive management team has created significant value for our stockholders in 2016. The following are key highlights of our achievements in 2016:

•

Net income attributable to our stockholders was ($260) million ($70 million excluding the $292 million non-cash, pre-tax charge for the impact of lower of cost or market inventory (LOCM) adjustment and $654 million goodwill and asset impairment).*

•

Our reported gross margin per barrel declined 48% year on year to $8.38 per barrel due to a significantly lower benchmark margin environment combined with increasing costs associated with the Renewable Fuel Standard mandate.

•

Our balance sheet continued to remain strong with a total debt to capital ratio of 30% (or 18% excluding Holly Energy Partners, L.P. debt, which is non-recourse to us). As of December 31, 2016, our total cash and marketable securities balance stood at $1.1 billion and long term debt was $2.2 billion (or $991 million excluding Holly Energy Partners, L.P. debt, which is non-recourse to us).

•	We completed the successful start-up of the Woods Cross Refinery expansion project in and subsequently closed on the dropdown of certain expansion assets to Holly Energy Partners, L.P.

•

We entered into an agreement to purchase Petro-Canada Lubricants Inc. for approximately $845 million (including working capital). The transaction closed in February 2017 making HollyFrontier the fourth largest North American base oil producer and diversifying HollyFrontier’s earnings stream with the addition of a differentiated high-margin business that generates more stable cash flows.

*	See “Reconciliations to Amounts Reported Under Generally Accepted Accounting Principles” following Item 7A of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for reconciliations to amounts reported under Generally Accepted Accounting Principles.

These achievements were taken into account in awarding 2016 annual incentive bonuses to our named executive officers. We believe the total compensation received by our named executive officers for 2016 was reflective of the Company and individual performance for the year.

Say-on-Pay Vote

At our 2016 annual meeting of stockholders, our stockholders had an opportunity to cast an advisory vote on executive compensation. At that meeting, over 95% of the votes cast by our stockholders were voted in support our executive pay program. The Compensation Committee believes this affirms stockholders’ support of our approach to executive compensation, and the Compensation Committee did not make any material changes to its executive compensation program in 2016 based on the results of the advisory vote. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Stockholder-Friendly Features of Our Executive Compensation Program

Our executive compensation program continues to contain the following stockholder-friendly features:

•	The vesting of 50% of the equity awards awarded to our executive officers each year is based on the Company’s performance as compared to that of our industry peers over a period of time;

•	A majority of the annual incentive cash compensation paid to our executive officers is based on our financial performance as compared to that of our industry peers;

•	We do not have employment agreements with any of our executive officers;

•	Our executive officers are provided minimal perquisites;

•	Our executive officers are subject to significant stock retention requirements;

•	Our equity award agreements with our executive officers contain “double trigger” provisions;

•	Our change in control severance agreements with our executive officers contain “double trigger” provisions and do not include tax reimbursement or gross-up provisions; and

•	We prohibit the hedging and pledging of Company stock.

Philosophy and Objectives of Executive Compensation Program

Pay-for-Performance Philosophy

Our compensation programs are designed to remunerate named executive officers in accordance with a pay-for-performance philosophy. As such, the compensation programs are intended to provide incentives to our named executive officers, as well as other employees, to maximize operational performance and stockholder value, which in turn affects the overall compensation earned by our management.

Each named executive officer’s total direct compensation is heavily influenced by company and individual performance measures.

•

Our annual incentive cash compensation program is entirely based on each named executive officer’s achievement of specified levels of performance with respect to the following performance measures: (a) financial, (b) environmental, health and safety and (c) individual (if applicable).

•

The vesting of 50% of the equity awards granted to each named executive officer annually is based on the Company’s performance with respect to two performance metrics (i.e., “return on capital employed” and “total shareholder return”) as compared to that of our industry peers.

Objectives

While the Compensation Committee has not adopted any formal policies for allocating compensation among salaries, bonuses and equity compensation, in designing the compensation program for named executive officers, the Compensation Committee sought to achieve the following key objectives:

•

Attract and Retain Talented and Productive Executives. The compensation program should provide each named executive officer with a total compensation opportunity that is competitive within the market. This objective is intended to ensure that we are able to attract and retain executive officers while maintaining an appropriate cost structure.

•	Motivate Executives. The compensation program should provide incentives for our named executive officers to achieve and exceed our operational, financial and strategic goals.

•

Alignment with Stockholders. The compensation program should align named executive officers’ interests with those of our stockholders, promoting actions that will have a positive long-term impact on total stockholder return.

•	Compensation Should Be Transparent. The elements of the compensation program should be easily understood by both our executive officers and our stockholders and be competitive in our industry.

Components of Our Executive Compensation Program

The components of the compensation program for our named executive officers are:

•	base salary;

•	annual incentive cash compensation;

•	long-term equity incentive compensation;

•	severance and change in control benefits; and

•	employee retirement, health and welfare benefits and limited perquisites.

Each of these components is described in further detail in the narrative that follows. Specific information regarding 2016 compensation is included below in the section titled “2016 Executive Compensation Decisions.”

Base Salary

Base salaries provide named executive officers with a predictable level of income. The Compensation Committee reviews base salaries annually and determines base salaries on the basis of market practices and each executive’s position, level of responsibility, individual performance, and position relative to other executives and other compensation elements. The Compensation Committee also reviews competitive market data relevant to each position provided by the compensation consultant.

Annual Incentive Cash Compensation

Under our annual incentive cash compensation program, named executive officers are eligible for cash bonuses that are designed to attract and retain senior leadership, reward achievement of financial and business goals and align executives’ interests with stockholders. Annual incentive cash opportunities for our named executive officers are reviewed annually and differ with the level of responsibility of each executive.

Long-Term Equity Incentive Compensation

Equity awards are provided under our Long-Term Incentive Compensation Plan (the “LTIP”) and, until April 26, 2016, were also provided under our Omnibus Incentive Compensation Plan (the “Omnibus Plan”). For ease of discussion, the LTIP and the Omnibus Plan are collectively referred to in this proxy statement as the “Equity Plans.” The term of the Omnibus Plan expired on April 26, 2016 and was not extended. As a result, no additional awards will be granted under the Omnibus Plan. The Compensation Committee oversees the administration of the Equity Plans and grants equity incentive awards to qualifying employees at its discretion. Annual awards are typically made during the fourth quarter of the year preceding the year to which the awards relate.

We view long-term equity incentive compensation as the cornerstone of the executive compensation program because we believe:

•	equity incentives and the related vesting periods help attract and retain executives capable of executing our business strategies;

•	the value received by the recipient of equity incentives is aligned with long-term value creation for our stockholders; and

•	equity incentives provide the closest link between our performance and the executives’ compensation.

In determining the appropriate amount and type of long-term equity incentive awards to be made, the Compensation Committee considers a named executive officer’s position, scope of responsibility, base salary, performance and market compensation information for executives in similar positions in similar companies and prior awards. In addition, the Compensation Committee has historically considered the recommendations of our Chief Executive Officer, except in regard to his own equity awards.

Severance and Change in Control Benefits

Severance and change in control protections are provided to our named executive officers pursuant to the terms of outstanding awards granted under the Equity Plans and pursuant to change in control severance agreements. The award agreements related to outstanding restricted stock and performance share units granted to our named executive officers include accelerated vesting provisions in the event of certain terminations of employment, including in connection with a change in control. For additional information about these provisions, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.” In addition, we have entered into change in control severance agreements with each of our named executive officers, as described below; however, Mr. Jennings’s change in control severance agreement terminated upon his retirement on January 1, 2017, and Mr. Aron’s change in control severance agreement terminated upon his retirement on February 28, 2017. These agreements are designed to provide benefits only in the event of a qualifying termination of employment following a change in control transaction, and do not provide any benefits without a termination of employment. None of the change in control severance agreements we have with our named executive officers, including the change in control severance agreements we had with

Mr. Jennings and Mr. Aron while they were employees of the Company, contain any tax reimbursement provisions in the event a named executive officer receives potential parachute payments under Section 280G of the Code. For additional information about the severance benefits provided under the change in control agreements, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Retirement Agreement with Mr. Aron

In connection with Mr. Aron’s retirement on February 28, 2017, we entered into a Retirement Agreement with him, pursuant to which Mr. Aron agreed to release us and our affiliates from all claims in exchange for certain payments and benefits. The terms of the Retirement Agreement also require Mr. Aron to keep certain information obtained during his employment confidential and prevent him from soliciting our employees for a period of three years and from engaging in certain competitive activities through December 31, 2017. Pursuant to the Retirement Agreement, Mr. Aron was entitled to receive (i) a prorated annual bonus for the 2017 year equal to $115,000, and (ii) accelerated vesting of 24,378 shares of restricted stock on his retirement date. In addition, the Retirement Agreement provides that Mr. Aron will provide consulting services for a period of 10 months following his retirement. As consideration for these services, we pay Mr. Aron a retainer of $11,500 per month. If Mr. Aron complies with the terms of the Retirement Agreement and continues to provide the consulting services during the 10 month period, Mr. Aron will vest in 18,096 additional shares of restricted stock of the Company on December 31, 2017.

Retirement Benefits and Perquisites

Retirement Plans

Retirement Pension Plans. We traditionally maintained the Holly Retirement Plan, a tax-qualified defined benefit retirement plan (the “Retirement Plan”), and the Holly Retirement Restoration Plan, an unfunded plan that provides additional payments to participating executives whose Retirement Plan benefits were subject to certain limitations under the Code (the “Restoration Plan”). Until January 1, 2012, Holly employees hired prior to 2007 and not subject to a collective bargaining agreement were eligible to participate in the Retirement Plan. No additional benefits accrued under the Retirement Plan and Restoration Plan for any participants effective May 1, 2012, and the retirement benefits we offer to our employees on and after that date are solely provided through defined contribution retirement plans, such as the 401(k) Plan described below. The Retirement Plan was liquidated in June 2013. None of our named executive officers has ever participated in the Retirement Plan or the Restoration Plan.

Defined Contribution Plan. For 2016, our named executive officers were able to participate in the HollyFrontier Corporation 401(k) Retirement Savings Plan, which is a tax-qualified defined contribution plan (the “401(k) Plan”). Employees who are not eligible to participate in the NQDC Plan may contribute amounts between 0% and 75% of their eligible compensation to the 401(k) Plan, while employees who are eligible to participate in the NQDC Plan may contribute amounts between 0% and 50% of their eligible compensation to the 401(k) Plan. Employee contributions that were made on a tax-deferred basis were generally limited to $18,000 for 2016, with employees 50 years of age or over able to make additional tax-deferred contributions of $6,000.

For 2016, we made a retirement contribution of 3% to 8% of the participating employee’s eligible compensation under the 401(k) Plan, subject to applicable limitations under the Code, based on years of service, as follows:

Years of Service	Retirement Contribution (as percentage of eligible compensation)
Less than 5 years	3%
5 to 10 years	4%
10 to 15 years	5.25%
15 to 20 years	6.5%
20 years and over	8%

In addition to the retirement contribution, in 2016, we made matching contributions to the 401(k) Plan equal to 100% of the first 6% of each participating employee’s eligible compensation up to compensation limits. In 2016, all of our named executive officers participated in the 401(k) Plan and received matching contributions and the retirement contribution. Matching contributions vest immediately and retirement contributions are subject to a three-year cliff-vesting period.

Deferred Compensation Plan. Certain of our employees, including our named executive officers, were also eligible to participate in the NQDC Plan in 2016. The NQDC Plan provides certain members of management and other highly compensated employees an opportunity to defer compensation in excess of qualified retirement plan limitations on a pre-tax basis and accumulate tax-deferred earnings to achieve their financial goals.

Participants in the NQDC Plan can contribute between 1% and 50% of their eligible earnings, which includes base salary and bonuses, to the NQDC Plan. Participants in the NQDC Plan are also eligible to receive certain employer-provided contributions, including but not limited to matching contributions, retirement contributions, and nonqualified nonelective contributions. Matching contributions and retirement contributions represent contribution amounts that could not be made under the 401(k) Plan due to limitations on tax-qualified plans under the Code. We do not provide any subsidized returns or guarantee of returns on compensation deferred by our named executive officers or other participants in the NQDC Plan. For more information regarding this plan, see “Executive Compensation—Nonqualified Deferred Compensation.”

Other Benefits and Perquisites

All of our executive officers are eligible to participate in the same benefit plans available generally to our salaried employees, such as medical, dental, vision, long-term and short-term disability and life insurance. We do not maintain separate “executive” plans for any of these benefits.

During 2016, Messrs. Damiris, Aron and Jennings were permitted to use the company aircraft for personal travel, subject to a requirement that they reimburse us for all aggregate incremental costs associated with their personal use, including fuel costs, landing fees, catering charges, pilot overnight expenses and other similar charges incurred by us. In addition, we permit a named executive officer’s family member to accompany the executive on a flight when the executive is traveling for business. No additional direct operating cost is incurred by us in such situations, but to the extent that Internal Revenue Service guidelines cause us to impute income to the named executive officer for such family member travel, and that travel is not business-related, the associated tax liability is the responsibility of the executive.

In addition, for security reasons as a result of our increased size and value, we reimburse our executive officers up to $9,500 per year for any out-of-pocket expenses related to security training, consulting or technology. During 2016, we also reimbursed club initiation fees and monthly club dues for Messrs. Damiris, Aron and Jennings. The Compensation Committee believes that a club membership assists these named executive officers in performing their responsibilities by providing a means for business entertainment and networking. We also provide reserved parking spaces for our executive officers.

Role of Compensation Committee in Establishing Compensation

The Compensation Committee administers our executive compensation programs. The role of the Compensation Committee is to review and approve the compensation to be paid to executive officers, including the named executive officers, and to review the compensation policies and practices for all of our employees to verify that they do not create unreasonable risks for us or our stockholders.

In setting compensation for executive officers, the Compensation Committee considers, among other things, recommendations by its independent compensation consultant and management and the compensation of similarly situated executives in comparable businesses. In addition, the Compensation Committee annually reviews total compensation paid to the named executive officers for the prior year and, with the assistance of management, proposes long-term incentive compensation awards.

Role of Executive Officers in Establishing Compensation

Our Chief Executive Officer makes compensation recommendations to the Compensation Committee for the executive officers, including the named executive officers (except with respect to his own compensation). Management provides financial and compensation data to the Compensation Committee for its review in setting compensation and gives guidance as to how the data impacts performance goals set by the Compensation Committee. This data includes:

•	our financial performance for the current year compared to the preceding year;

•	performance evaluations of the named executive officers (other than for the Chief Executive Officer, who is evaluated by the Compensation Committee); and

•	compensation provided to the named executive officers in previous years.

In addition, management may recommend and provide rationale for discretionary bonuses for named executive officers (other than for the Chief Executive Officer) to the Compensation Committee. Given the day-to-day familiarity that management has with the work performed by the named executive officers, the Compensation Committee values management’s recommendations. However, the Compensation Committee makes all final decisions as to the compensation of the named executive officers.

Role of Compensation Committee Consultant in Establishing Compensation

The Compensation Committee has retained Pearl Meyer as its independent compensation consultant to advise the Compensation Committee on matters related to executive and non-management director compensation. The Compensation Committee, periodically meets independently with Pearl Meyer. In 2016, the Compensation Committee received competitive market data and related observations and advice from Pearl Meyer with respect to the development and structure of our executive compensation program. As discussed above under “The Board, its

Committees and its Compensation—Board Committees—Compensation Committee,” the Compensation Committee has concluded that we do not have any conflicts of interest with Pearl Meyer.

Market Review

We regularly compare our executive compensation program with market information regarding salary levels and incentive awards and programs. The purpose of this analysis is to provide a frame of reference in evaluating the reasonableness and competitiveness of our executive compensation as compared to that of companies within the energy industry that are generally comparable in size and scope of operations to us.

Market pay levels for our named executive officers are obtained from the SEC filings of the companies in our comparator group. We supplement this data for our named executive officers with, and obtain data for our named executive officers from, various sources, including published compensation surveys, which cover our industry sector and labor market. As a component of setting 2016 compensation, in November 2015, the Compensation Committee reviewed a study of compensation paid to our named executive officers prepared by Pearl Meyer. The following companies comprised the 2016 comparator group reviewed by the Compensation Committee:

• Ashland Inc.	• ONEOK, Inc.

• Devon Energy Corporation	• PBF Energy Inc.

• Eastman Chemical Company	• Plains All American Pipeline, L.P.

• Fluor Corporation	• PPG Industries Inc.

• Hess Corporation	• Tesoro Corporation

• Huntsman Corporation	• Western Refining Inc.

• LyondellBasell Industries N.V.	• Williams Companies, Inc.

• Occidental Petroleum Corp.

The 2016 comparator group changed from the 2015 comparator group due to the change in the relative size of the Company.

The 2016 comparator group is different than the 2016 incentive peer group, which is used as a market comparison when determining payouts of certain performance-based incentive awards granted to named executive officers. See “—2016 Executive Compensation Decisions—Annual Incentive Cash Compensation” for a further discussion of the 2016 incentive peer group and the reasons for the differences from the 2016 comparator group.

2016 Executive Compensation Decisions

The Compensation Committee established 2016 total direct compensation, including base salary, annual incentive cash compensation, and long-term equity incentive compensation awards, for our named executive officers at pay levels approximating the middle range of market compensation. The Compensation Committee utilized the market data provided by Pearl Meyer and internal evaluations of the named executive officers to establish total compensation opportunities for the named executive officers that are consistent with this objective.

Based on the 2016 annual review of compensation, the Compensation Committee believes that 2016 compensation for the named executive officers reflects appropriate allocation of compensation between salary, bonuses and equity compensation.

Base Salary

The Compensation Committee establishes base salaries within a competitive range to provide our named executive officers with compensation consistent with their responsibilities, their experience, their individual performance and our peers. In the fourth quarter of 2015, the Compensation Committee conducted its annual review of base salaries and market survey data and determined that increases in the base salaries of all of our named executive officers, other than Mr. Jennings, were warranted based on factors such as our financial performance, market levels of compensation for comparable positions and internal pay equity. In addition, for Mr. Damiris, the Compensation Committee considered his appointment as Chief Executive Officer and President effective January 1, 2016 and the substantial increase in responsibility associated with his new position. Mr. Damiris previously served as Executive Vice President and Chief Operating Officer of the Company. For Mr. Jennings, the Compensation Committee considered his appointment as Executive Chairman effective January 1, 2016 and the responsibilities associated with his new position and determined that a slight decrease in his base salary was warranted. Mr. Jennings previously served as Chief Executive Officer and President of the Company. The following table sets forth the base salaries for 2015 and 2016 of our named executive officers:

Name and Title	2015 Base Salary	2016 Base Salary (1)	Percentage Change
George J. Damiris Chief Executive Officer and President	$660,000	$1,100,000	66.7%
Douglas S. Aron Executive Vice President and Chief Financial Officer	$580,000	$650,000	12.1%
Michael C. Jennings Executive Chairman	$1,060,000	$1,000,000	(5.7)%
James M. Stump Senior Vice President, Refining	$490,000	$510,000	4.1%
Denise C. McWatters Senior Vice President, General Counsel and Secretary	$430,000	$470,000	9.3%

(1)	Represents changes effective January 1, 2016.

Annual Incentive Cash Compensation

In the fourth quarter of 2015, the Compensation Committee approved target award levels as well as all other terms of the annual incentive cash compensation awards granted to our named executive officers for 2016. These awards were subject to our achievement of specified levels of performance with respect to certain financial and environmental, health and safety measures, as well as individual performance measures for certain named executive officers.

After considering target awards for comparable positions at our comparator group companies, for 2016, the Compensation Committee increased Mr. Damiris’s annual incentive cash compensation target percentage from 85% to 130% in light of his new position, increased the annual incentive cash compensation target percentage for Mr. Aron (from 80% to 85%), Mr. Stump (from 60% to 65%) and Ms. McWatters (from 60% to 65%) in light of market levels of compensation for comparable positions, and determined that Mr. Jennings would not be eligible to participate in the annual incentive cash compensation program in 2016 in light of his new position. In addition, the Compensation Committee increased the percentage of Mr. Stump’s and Ms. McWatters’s annual incentive cash compensation that is subject to the financial measures from 60% to 70% and decreased the percentage of their annual incentive cash compensation that is subject to the individual performance measures from 20% to 10%. In addition, as a result of Mr. Damiris’s appointment as Chief Executive Officer and President, the Compensation Committee determined that his annual bonus should be based on the financial measures and the environmental, health and safety measures and not have an individual component. No other changes were made to the annual incentive cash compensation for 2016 as compared to 2015. The following table sets forth the threshold, target and maximum award opportunities (as a percentage of annual base salary) for our named executive officers for 2016, and the portion of each named executive officer’s target award opportunity that is allocated to each performance measure.

	Award Opportunities			Allocation Among Performance Measures
Name	Minimum	Target	Maximum	Financial Measures	Environmental, Health and Safety	Individual
George J. Damiris	0%	130.0%	260.0%	104.0%	26.0%	—
Douglas S. Aron	0%	85.0%	170.0%	59.5%	17.0%	8.5%
Michael C. Jennings	—	—	—	—	—	—
James M. Stump	0%	65.0%	130.0%	45.5%	13.0%	6.5%
Denise C. McWatters	0%	65.0%	130.0%	45.5%	13.0%	6.5%

The financial measures are weighted more heavily than the environmental, health and safety measures in order to incentivize and reward the named executive officers for overall company performance as compared to its peers and to promote stockholder value creation. Awards are capped to avoid encouraging an excessive short-term focus, potentially at the expense of long-term performance.

To facilitate timely determination of award payouts, the measurement period for each of the above metrics covers four consecutive quarters starting with the fourth quarter of the preceding year (2015) and ending with the third quarter of the following year (2016).

Financial Measures.  The Compensation Committee allocates the majority of each named executive officer’s bonus opportunity to financial performance in order to align the financial interests of our executive officers with the interests of our stockholders and our Business Improvement Plan. The following equally-weighted criteria are used to determine overall performance under the financial measures metric:

Criteria	What It Means
Refinery Reliability	Percentage Lost Profit Opportunity (“LPO”), defined as foregone gross margin that results from operational variance due to factors within the Company’s control, specifically including human and equipment performance, divided by the sum of actual gross margin plus LPO.
Equipment Utilization	Actual crude throughput for the performance period divided by the planned crude throughput for the performance period. Planned crude throughput is reflected in the Company’s annual volumetric plan, as updated with monthly optimized plans, which reflect 100% of the actual crude processing for which there is an economic incentive during the given period.
Operating Expense	Measurement of actual controllable and fixed operating costs versus budgeted amounts; budgeted amounts are subject to revision by the Compensation Committee in its discretion based on changes in the business conditions or configuration of the business (e.g., items such as acquisitions or divestitures, unusual or non-recurring charges and changes in staffing relating to changed strategy approved by the Board will be considered as items for potential adjustment).
Return on Capital Employed	Operating income before depreciation and amortization (excluding asset impairments, non-cash asset writedowns and inventory valuation gains or losses) divided by average capital employed during the period, where capital employed means the sum of debt plus shareholders’ equity plus minority interests less cash and marketable securities less intangible assets less goodwill.

The return on capital employed metric is compared to the performance of the 2016 incentive peer group.

For 2016, the incentive peer group included:

• Alon USA Energy, Inc.	• Tesoro Corporation

• Delek U.S. Holdings, Inc.	• Valero Energy Corp.

• Marathon Petroleum Corporation	• Western Refining Company

• PBF Energy Corporation

We compare the return on capital employed metric against that of these companies because their collective performance reflects external economic conditions we are facing as a company and as an industry as a whole, and they are also companies with which both management and investment analysts compare our results. The 2016 incentive peer group differs from the 2016 comparator group because the 2016 incentive peer group includes companies that are too large in size (Valero Energy Corp.) or that significantly differ in ownership and management composition from us (Alon USA Energy, Inc.) to be suitable comparisons for determining and establishing competitive pay data for our executives.

The companies included in the 2016 incentive peer group are the same companies included in the 2015 incentive peer group.

The tables below sets forth the percentage of a named executive officer’s total potential annual incentive cash compensation that is payable to the named executive officer based on each metric:

Refining Reliability	Bonus Achievement
greater than 6.0%	Zero
6.0%	50% of Target Percentage (Minimum)
4.01% to 5.99%	Linear Interpolation between Minimum and Target
4.0%	Target Percentage
3% to 3.99%	Liner interpolation between Target and Maximum
less than 3.0%	200% of Target Percentage (Maximum)

Equipment Utilization	Bonus Achievement
less than 95%	Zero
95%	50% of Target Percentage (Minimum)
95.01% to 96.99%	Linear interpolation between Minimum and Target
97%	Target Percentage
97.01 % to 99%	Liner interpolation between Target and Maximum
greater than 99%	200% of Target Percentage (Maximum)

Operating Expense	Bonus Achievement
greater than 103.0%	Zero
103%	50% of Target Percentage (Minimum)
101.01% to 102.99%	Linear interpolation between Minimum and Target
101%	Target Percentage
99.5% to 100.99%	Liner interpolation between Target and Maximum
less than 99.5%	200% of Target Percentage (Maximum)

Return on Capital Employed (ranking versus incentive peer group)	Bonus Achievement
First (highest)	Maximum (200% of Target Percentage)
Second	167% of Target Percentage
Between Second and Target	Interpolate between 100% and 167%
Average of Fourth and Fifth	Target Percentage (100%)
Between Seventh and Target	Interpolate between 50% and 100%
Seventh	50% of Target Percentage (Minimum)
Eight (last)	Zero

Environmental, Health and Safety Measures.  The Compensation Committee selected this metric because it reflects one of our key business objectives, drives our overall performance and promotes accountability. Our performance with respect to the following equally-weighted criteria, as compared to our performance for the prior year, is used to determine performance under the environmental, health and safety metric:

Criteria	What It Means
Personal Safety	Measured by the OSHA 300 recordable incident rate (for our employees).
Process Safety	Measured by the severity-adjusted annual process safety incident rate (using API 754 Tier 1 and Tier 2 incident reporting).
Environmental Events	Measured by the number of “numerical” releases, spills, permit exceedances and violations (normalized for effects of startup of new continuous emission monitors brought online during the performance period).

For environmental, health and safety measures, the incident rate or the number of incidents for each component, as applicable, will be compared to the incident rate or the number of incidents, as applicable, in the prior 12-month period and the total percentage change will determine the environmental, health and safety performance. The table below sets forth the percentage of the named executive officer’s total potential environmental, health and safety measures target that is payable to the named executive officer based on the percentage change in the incident rate or the number of incidents, as applicable, as compared to the prior 12-month period:

Percentage Change	Bonus Achievement
Increase in Incident Rate/number of Incidents	Zero
0%	50% of Target Percentage (Threshold)
Decrease greater than 0% and less than 3%	Linear Interpolation between Threshold and Target
Decrease of 3%	Target Percentage
Decrease greater than 3% but less than 10%	Linear Interpolation between Target and Maximum
Decrease of 10% or more	200% of Target Percentage (Maximum)

Individual Performance Measures.  In addition to the metrics mentioned above, a portion of the award for each of the named executive officers (other than Mr. Damiris) who were eligible to participate in the annual incentive cash compensation program for 2016 was based on the Compensation Committee’s evaluation of the executive officer’s individual performance during the year. The Compensation Committee considers various criteria such as interpersonal effectiveness, business conduct, professional and technical development, leadership, and results orientation. The evaluation is discretionary and based on a wide range of considerations which often change over the course of the year. Further, the Compensation Committee may exercise its discretion and increase, decrease, or eliminate awards based on individual performance for any named executive officer.

2016 Performance.  The threshold, target and maximum performance levels and actual results for the performance measures are set forth in the table below:

Metric	Threshold	Target	Maximum	Actual for 2016	Bonus Achievement
Financial Measures					103.4%
Refinery Reliability	6%	4%	less than 3%	6.9%
Equipment Utilization	95%	97%	greater than 99%	97.0%
Operating Expense	103%	101%	less than 99.5%	98.0%
Return on Capital Employed (as compared to peer group)	7th	average of 4th and 5th	1st	4th
Environmental, Health and Safety (as compared to Q4 2014-Q3 2015)					83.3%
Personal Safety	no change	decrease by 3%	decrease by 10%	no change
Process Safety	no change	decrease by 3%	decrease by 10%	decrease by 12%
Environmental Events	no change	decrease by 3%	decrease by 10%	increase in incidents

The following table sets forth the actual payouts to the named executive officers for 2016 as a percentage of base salary, including payments made based on our performance and discretionary bonuses awarded for individual performance.

Name	Financial Measures	Environmental, Health and Safety	Individual	Total
George J. Damiris	107.5%	21.7%	—	129.2%
Douglas S. Aron	61.5%	14.2%	8.5%	84.2%
Michael C. Jennings	—	—	—	—
James M. Stump	47.0%	10.8%	6.5%	64.3%
Denise C. McWatters	47.0%	10.8%	9.8%	67.6%

In addition, for 2016, we awarded special one-time discretionary bonuses to each of the following named executive officers in recognition of their extraordinary efforts and contributions to us in 2016 in the following amounts: (i) Mr. Damiris ($79,000), (ii) Mr. Stump ($22,000), and (iii) Ms. McWatters ($82,000).

Long-Term Equity Incentive Compensation

Our long-term equity incentive program currently consists of annual grants of restricted stock and performance share unit awards for our named executive officers. Annual grants of long-term equity incentive awards are made in the fourth quarter of the preceding year, rather than in the first quarter of the year to which the award relates, in order to align the timing of the long-term equity incentive award grants with the timing of the other compensation decisions made for our named executive officers and, with respect to performance share unit awards, to align the timing of the grant with the quarter in which the performance period commences. Pursuant to SEC rules, the long-term equity incentive awards granted in November 2015 for the 2016 fiscal year are disclosed as 2015 compensation in the Summary Compensation Table and are not included in the 2016 Grants of Plan-Based Awards table included in this proxy statement; however, because these awards relate to the 2016 fiscal year, they are described in greater detail below. The long-term equity incentive awards granted in November 2016 for the 2017 fiscal year are discussed below under “—2017 Executive Compensation Decisions.”

Restricted Stock Awards

At its November 2015 meeting, the Compensation Committee approved grants of restricted stock with time-based vesting conditions to our named executive officers for the 2016 fiscal year. The award is initially approved by the Compensation Committee as a dollar amount established according to the pay grade of the named executive officer. The award is then converted into a number of shares by dividing the dollar amount by the closing price of our common stock on the grant date of the award. The following table sets forth the number of shares of restricted stock with time-based vesting conditions that were awarded for the 2016 fiscal year to each of the named executive officers that was an executive officer in November 2015.

Name	Number of Shares of Restricted Stock with Time-Based Vesting
George J. Damiris	19,812
Douglas S. Aron	16,839	(1)
Michael C. Jennings	59,430	(2)
James M. Stump	6,936
Denise C. McWatters	6,936

(1)	On February 28, 2017, Mr. Aron vested in 5,613 of these restricted shares in connection with his retirement. The remaining 5,613 of these restricted shares remain unvested and will vest at the end of Mr. Aron’s consulting term with the Company assuming certain conditions in his Retirement Agreement are met.

(2)	On December 4, 2015, Mr. Jennings voluntarily forfeited 39,618 of these shares in connection with his appointment as Executive Chairman of the Company. The remaining 19,812 shares of the restricted stock granted to Mr. Jennings in November 2015 vested on December 15, 2016.

The restricted stock awards granted in November 2015 for the 2016 fiscal year vest in three equal annual installments on December 15, 2016, 2017 and 2018 (or the first business day thereafter if December 15 falls on a Saturday or Sunday), subject to continued employment. Each named executive officer has the right to receive dividends and other distributions paid with respect to such shares of restricted stock.

In addition, on December 4, 2015, the Compensation Committee approved an additional grant of 31,317 shares of restricted stock to Mr. Damiris in connection with his appointment as Chief Executive Officer and President effective January 1, 2016, subject to the same terms and conditions described above for the awards made in November 2015. The original grant of restricted stock made to Mr. Damiris in November 2015 was awarded prior to his appointment as Chief Executive Officer and President and did not reflect a pay level approximating the middle range of market compensation for other chief executive officers.

Performance Share Unit Awards

At its November 2015 meeting, the Compensation Committee also approved grants of performance share unit awards to our named executive officers for the 2016 fiscal year. Each named executive officer was granted a target number of performance share units. The target award is initially approved by the Compensation Committee as a dollar amount established according to the pay grade of the named executive officer. The target award is then converted into a number of shares by dividing the targeted dollar amount by the closing price of our common stock on the grant date of the award. The following table sets forth the target number of performance share units that were awarded for the 2016 fiscal year to each of the named executive officers that was an executive officer in November 2015.

Name	Target Number of Performance Share Units Granted
George J. Damiris	19,812
Douglas S. Aron	16,839	(1)
Michael C. Jennings	59,430	(2)
James M. Stump	6,936
Denise C. McWatters	6,936

(1)	On February 28, 2017, Mr. Aron voluntarily forfeited all of these performance share units in connection with his retirement.

(2)	On December 4, 2015, Mr. Jennings voluntarily forfeited all of these performance share units in connection with his appointment as Executive Chairman of the Company.

The Compensation Committee determined that performance metrics for the November 2015 grants would consist of return on capital employed and total shareholder return during the performance period as measured against that of the 2016 incentive peer group. See “—2016 Executive Compensation Decisions—Annual Incentive Cash Compensation” for a discussion of the 2016 incentive peer group.

The performance period for these performance share unit awards runs from October 1, 2015 through September 30, 2018. The named executive officers that received performance share unit awards in November 2015 for the 2016 fiscal year have the right to receive dividends and other distributions with respect to such performance share units based on the target level of payout, and these dividends are paid at approximately the same time as dividends are received by our common stockholders.

For the performance share unit awards granted in November 2015 for the 2016 fiscal year:

•

“return on capital employed” is defined as operating income before depreciation and amortization, divided by the sum of shareholders’ equity, plus minority interest, plus debt, less goodwill and intangible assets, less cash and marketable securities (excludes gains or losses attributable to first-in, first-out inventory valuation (including lower of cost or market adjustments), asset impairment expenses (tangible or intangible)) and non-cash asset writedowns.

•	“total shareholder return” is calculated the same as total shareholder return for purposes of performance share units granted in November 2014 for the 2015 fiscal year.

The actual number of performance share units earned at the end of the performance period will be equal to (a) the target number of performance share units granted multiplied by (b) our average performance unit payout with respect to the performance metrics. The average performance unit payout is determined by adding our performance unit payout percentage with respect to each performance metric and dividing the sum by two.

For the return on capital employed metric and the total shareholder return metric, an ordinal ranking of our return on capital employed versus the return on capital employed of each entity in our incentive peer group and our total shareholder return versus the total shareholder return of each entity in our incentive peer group, respectively, will be calculated at the end of the performance period and payout is determined in accordance with the following table:

Ranking of the Company within Peer Group	Performance Unit Payout
First	Maximum (200% of Target)
Second	167% of Target
Between Second and Target	Interpolate between 100% and 167%
Average of Fourth and Fifth	Target (100%)
Between Seventh and Target	Interpolate between 50% and 100%
Seventh	50% of Target (Minimum)
Eighth (last)	Zero

A named executive officer that received performance share unit awards in November 2015 for the 2016 fiscal year must be employed by us on December 15, 2018 (or the first business day thereafter if such date falls on a Saturday or Sunday) to receive payment of the earned performance share unit awards, except as described below in “Executive Compensation—Potential Payments Upon Termination or Change in Control.” Earned performance share unit awards will be paid in the form of fully vested shares of our common stock.

In addition, on December 4, 2015, the Compensation Committee approved an additional grant of 31,317 shares of target performance share units to Mr. Damiris in connection with his appointment as Chief Executive Officer and President effective January 1, 2016, subject to the same terms and conditions described above for the awards made in November 2015. The original grant of performance share units made to Mr. Damiris in November 2015 was awarded prior to his appointment as Chief Executive Officer and President and did not reflect a pay level approximating the middle range of market compensation for other chief executive officers.

Stock Ownership and Retention Policy

Our Board, the Compensation Committee and our executive officers recognize that ownership of our common stock is an effective means by which to align the interests of our directors and officers with those of our stockholders. In February 2012, the Nominating/Corporate Governance Committee recommended, and the Board approved, a new stock ownership policy. In November 2016, the Board amended the Stock Ownership and Retention Policy to clarify that the Executive Chairman would be subject to the same stock ownership requirements as our non-management directors. The terms of the stock ownership policy for our executive officers are summarized below.

Under the stock ownership policy, our officers are required to hold shares of our common stock as follows:

Officer Position	Value of Shares Owned
Chief Executive Officer	6x Base Salary
Executive Vice Presidents	3x Base Salary
Senior Vice Presidents	2x Base Salary
Vice Presidents	1x Base Salary

The stock ownership requirements for the Executive Chairman are set forth above under “The Board, its Committees and its Compensation—Director Compensation—Stock Ownership and Retention Policy for Non-Management Directors.”

Our officers are required to meet the applicable requirements within five years of employment or promotion.

Officers are required to continuously own sufficient shares to meet the stock ownership requirements once attained. Until the officers attain compliance with the stock ownership policy, the officers will be required to hold 50% of the shares of common stock received from any equity award, net of any shares used to pay tax withholdings. If an officer attains compliance with the stock ownership policy and subsequently falls below the requirement because of a decrease in the price of our common stock, the officer will be deemed in compliance provided that the officer retains the shares then held.

As of December 31, 2016, all of our named executive officers were in compliance with the stock ownership policy.

Anti-Hedging and Anti-Pledging Policy

All of our employees, including our named executive officers, are subject to our Insider Trading Policy, which, among other things, prohibits employees from entering into short sales or hedging or pledging shares of our common stock.

Recoupment of Compensation

To date, the Board has not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, our change in control severance agreements with our named executive officers include language providing that amounts paid or payable pursuant to such agreements may be forfeited and/or recouped to the extent required by applicable law or any clawback policy that we adopt.

In addition, the 2016 and 2017 award agreements for awards under our long-term equity incentive program provide that the award, including amounts paid or realized with respect to the award, may be subject to reduction, cancelation, forfeiture or recoupment to the extent required by applicable law or any clawback policy that we adopt. The Compensation Committee will continue to evaluate the practical, administrative and other implications of adopting, implementing and enforcing a clawback policy.

Impact of Regulatory Compliance

In designing and implementing programs applicable to executives, the Compensation Committee considers the anticipated tax treatment to us and our executive officers of various payments and benefits, and the effects of applicable provisions of the Code, including Section 162(m) and Section 280G.

Section 162(m) limits the deductibility by a company of compensation in excess of $1,000,000 paid to certain executive officers. “Performance-based compensation” that has satisfied certain stockholder approval requirements is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals. We intend that certain awards granted under our Equity Plans (such as the performance share unit grants) qualify as “performance-based compensation” that is exempt from limitations of Section 162(m) to the extent practicable. However, the deductibility of compensation depends on the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the Compensation Committee’s control. For these and other reasons, including the need to maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m).

Section 280G of the Code prohibits the deduction of any “excess parachute payment.” Benefits payable under the change in control severance agreements entered into with certain of our executives, including all of our named executive officers, as well as accelerated vesting under restricted stock and performance share unit awards could result in “excess parachute payments” that are not deductible by us. For more information regarding amounts payable and benefits available upon the occurrence of a change in control, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.” None of the change in control severance agreements we have with our named executive officers contain any tax reimbursement provisions in the event a named executive officer receives potential parachute payments under Section 280G of the Code.

2017 Executive Compensation Decisions

Long-Term Equity Incentive Compensation for Named Executive Officers other than Mr. Jennings

In November 2016, the Compensation Committee approved grants of restricted stock with time-based vesting conditions and performance share units to our named executive officers, other than Mr. Jennings, for the 2017 fiscal year. The long-term incentive awards were allocated between award types as reflected below:

Pursuant to SEC rules, the long-term equity incentive awards granted in November 2016 for the 2017 fiscal year are disclosed as 2016 compensation in the Summary Compensation Table and are reported in the 2016 Grants of Plan-Based Awards table included in this proxy statement. These awards are described in greater detail below.

Restricted Stock Awards

In November 2016, the Compensation Committee approved grants of restricted stock with time-based vesting conditions to our named executive officers, other than Mr. Jennings, for the 2017 fiscal year. The number of shares of restricted stock awarded to our named executive officers who received restricted stock awards was determined in the same manner as previously described for the restricted stock awards granted in November 2015 for the 2016 fiscal year. The following table sets forth the number of shares of restricted stock with time-based vesting awarded in November 2016 for the 2017 fiscal year to each of the named executive officers, which will vest in three equal installments on December 15 of 2017, 2018 and 2019 (or the first business day thereafter if December 15 falls on a Saturday or Sunday), subject to continued employment.

Name	Number of Shares of Restricted Stock with Time-Based Vesting
George J. Damiris	132,159
Douglas S. Aron	37,446	(1)
James M. Stump	19,824
Denise C. McWatters	19,824

(1)	On February 28, 2017, Mr. Aron vested in 12,482 of these restricted shares and voluntarily forfeited 12,481 of these restricted shares in connection with his retirement. The remaining 12,483 of these restricted shares remain unvested and will vest at the end of Mr. Aron’s consulting term with the Company assuming certain conditions in his Retirement Agreement are met.

Each named executive officer has the right to receive dividends and other distributions paid with respect to such shares of restricted stock.

Performance Share Unit Awards

In November 2016, the Compensation Committee granted performance share unit awards to our named executive officers, other than Mr. Jennings, for the 2017 fiscal year. Each named executive officer who received performance share unit awards was granted a target number of performance share units, which was determined in the same manner as previously described for the performance share unit awards granted in November 2015 for the 2016 fiscal year. The following table sets forth the target performance share units granted to the named executive officers in November 2016 for the 2017 fiscal year.

Name	Target Number of Performance Share Units Granted
George J. Damiris	132,159
Douglas S. Aron	37,446	(1)
James M. Stump	19,824
Denise C. McWatters	19,824

(1)	On February 28, 2017, Mr. Aron voluntarily forfeited all of these performance share units in connection with his retirement.

The Compensation Committee determined that performance metrics for the November 2016 grants would consist of return on capital employed and total shareholder return during the performance period as measured against that of the 2017 incentive peer group. The 2017 incentive peer group consists of the same companies as the 2016 incentive peer group. See “—2016 Executive Compensation Decisions—Annual Incentive Cash Compensation” for a discussion of the 2016 incentive peer group.

The performance period for these performance share unit awards runs from October 1, 2016 through September 30, 2019. The named executive officers that received performance share unit awards in November 2016 for the 2017 fiscal year have the right to receive dividends and other distributions with respect to such performance share units based on the target level of payout, and these dividends are paid at approximately the same time as dividends are received by our common stockholders.

For the performance share unit awards granted in November 2016 for the 2017 fiscal year, “return on capital employed” and “total shareholder return” are calculated in the same manner as they are calculated for the performance share units granted in November 2015 for the 2016 fiscal year.

The actual number of performance share units earned at the end of the performance period will be determined in the same manner as the performance share unit awards granted in November 2015 for the 2016 fiscal year.

For the return on capital employed metric and the total shareholder return metric, an ordinal ranking of our return on capital employed versus the return on capital employed of each entity in our incentive peer group and our total shareholder return versus the total shareholder return of each entity in our incentive peer group, respectively, will be calculated at the end of the performance period and payout is determined in accordance with the following table:

Ranking of the Company within Peer Group	Performance Unit Payout
First	Maximum (200% of Target)
Second	167% of Target
Between Second and Target	Interpolate between 100% and 167%
Average of Fourth and Fifth	Target (100%)
Between Seventh and Target	Interpolate between 50% and 100%
Seventh	50% of Target (Minimum)
Eighth (last)	Zero

A named executive officer that received performance share unit awards in November 2016 for the 2017 fiscal year must be employed by us on December 15, 2019 (or the first business day thereafter if such date falls on a Saturday or Sunday) to receive payment of the earned performance share unit awards, except as described below in “Executive Compensation—Potential Payments Upon Termination or Change in Control.” Earned performance share unit awards will be paid in the form of fully vested shares of our common stock.

Long Term Equity Incentive Compensation for Mr. Jennings

In light of Mr. Jennings’s retirement from the Company, in the fourth quarter of 2016, the Board approved a grant of restricted stock units to Mr. Jennings for the 2017 fiscal year upon the same terms as the grant of restricted stock units to our non-management directors. Mr. Jennings was therefore awarded 5,149 restricted stock units. See “The Board, Its Committees and Its Compensation—Director Compensation—Equity Awards” for more information on the restricted stock unit awards. Also in connection with Mr. Jennings’s retirement, the Compensation Committee approved accelerated vesting of 36,055 shares of restricted stock held by Mr. Jennings at December 15, 2016.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the HollyFrontier Corporation Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Douglas Y. Bech Chairman	Leldon E. Echols	R. Kevin Hardage

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
George J. Damiris Chief Executive Officer and President	2016	$1,100,000	$ 79,000	$ 6,141,019	$1,421,134	$302,587	$ 9,043,740
	2015	660,000	166,844	5,000,388	783,156	160,938	6,771,326
	2014	539,923	115,328	2,562,180	424,320	118,897	3,760,648
Douglas S. Aron Executive Vice President and Chief Financial Officer	2016	$ 650,000	$ 55,250	$ 1,740,000	$ 491,946	$172,274	$ 3,109,470
	2015	580,000	127,256	1,700,065	647,744	188,504	3,243,569
	2014	560,000	122,576	1,650,041	393,792	133,428	2,859,837
Michael C. Jennings Executive Chairman	2016	$1,000,000	—	$ 1,280,114	—	$132,615	$ 2,412,729
	2015	1,060,000	$328,336	6,000,053	$2,071,664	402,461	9,862,514
	2014	1,060,000	166,208	6,000,079	1,304,436	285,351	8,816,074
James M. Stump Senior Vice President, Refining	2016	$ 510,000	$ 55,150	$ 921,160	$ 295,168	$120,292	$ 1,901,770
	2015	490,000	133,088	700,259	366,912	138,535	1,828,794
	2014	468,577	60,420	1,262,144	222,300	104,606	2,118,047
Denise C. McWatters Senior Vice President, General Counsel and Secretary	2016	$ 470,000	$127,825	$ 921,160	$ 272,017	$ 86,862	$ 1,877,864
	2015	430,000	128,016	700,259	321,984	87,908	1,668,167
	2014	400,000	124,880	700,145	187,200	71,298	1,483,523

(1)	Represents the discretionary bonus amount, if any, paid pursuant to the individual performance metric under our annual incentive cash compensation program. Other payments made pursuant to the annual incentive cash compensation program are included in the “Non-Equity Incentive Plan Compensation” column. In addition to amounts (if any) paid pursuant to the attainment of individual performance metrics under our annual incentive cash compensation program, for 2016, the bonus amount includes a special one-time cash performance bonus paid to Mr. Damiris ($79,000), Mr. Stump ($22,000) and Ms. McWatters ($82,000) in recognition of their extraordinary efforts and contributions to us in 2016.

(2)	Represents the aggregate grant date fair value of awards of restricted stock, restricted stock units and performance share units made in the year indicated, calculated in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, excluding the effects of estimated forfeitures and does not reflect the actual value that may be ultimately realized by the executive. See Note 6 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards.

Long-term equity incentive awards granted in November 2014 for the 2015 fiscal year are reported in the “Stock Awards” column of the Summary Compensation Table for 2014; long-term equity incentive awards granted in November 2015 (and December 2015, in the case of Mr. Damiris) for the 2016 fiscal year are reported in the “Stock Awards” column of the Summary Compensation Table for 2015; and long-term equity incentive awards granted in November 2016 for the 2017 fiscal year are reported in the “Stock Awards” column of the Summary Compensation Table for 2016, in each case, in accordance with SEC rules.

As a result of Mr. Jennings’s announced retirement, Mr. Jennings did not receive a regular employee grant of long-term incentive awards in 2016. Instead, Mr. Jennings received an award of restricted stock units in November 2016 with respect to the upcoming 2017 fiscal year on the same terms as our non-management directors and in the amount of $135,000. In addition, the Compensation Committee approved accelerated vesting of 36,055 shares of restricted stock held by Mr. Jennings at December 15, 2016. The accelerated vesting resulted in a modification charge with respect to those awards under FASB ASC Topic 718, and the amount reported in the “Stock Awards” column for Mr. Jennings for 2016 reflects the associated incremental fair value of the accelerated awards, computed as of the December 15, 2016 modification date in accordance with FASB ASC Topic 718. This same amount is also reported in the “Grants of Plan Based Awards” table and the “Options Exercised and Shares Vested” table.

The performance share units awarded in November 2016 are subject to a “market condition” (the total shareholder return (“TSR”) performance metric) and a “performance condition” (the return on capital employed (“ROCE”) performance metric). For purposes of determining the grant date fair value of the performance share units reported in the table above, in accordance with SEC rules and FASB ASC Topic 718, we have assumed an aggregate settlement of 104.7%, which includes a settlement of 54.7% of the TSR portion of the award and 50% of the ROCE portion of the award. If the ROCE portion of the award was settled at the maximum payout level of 200% (resulting in settlement of the aggregate award in an amount equal to 154.7%), the grant date fair value of the performance share unit awards would be as follows: Mr. Damiris, $4,641,014; Mr. Aron, $1,314,987; Mr. Stump, $696,157; and Ms. McWatters, $696,157. The maximum payout of the aggregate awards, however, could be up to 200%.

Notwithstanding the foregoing, on February 28, 2017, Mr. Aron forfeited 12,481 shares of restricted stock and all performance share units, in each case, granted to him in November 2016. If these forfeitures were reflected in the column above, the amount in respect of Mr. Aron in the “Stock Awards” column for 2016 would be $566,706. In addition, on February 28, 2017, Mr. Aron forfeited all performance share units granted to him in 2014 and 2015. The amounts in the “Stock Awards” column do not reflect the effect of the forfeitures described in the immediately preceding sentence since such forfeitures occurred after December 31, 2016.

For additional information regarding the awards granted in 2016, see “Compensation Discussion and Analysis—2016 Executive Compensation Decisions—Long-Term Equity Incentive Compensation,” “Compensation Discussion and Analysis—2017 Executive Compensation Decisions,” “2016 Grants of Plan-Based Awards,” and “Outstanding Equity Awards at Fiscal Year End.”

(3)	For 2016, represents awards made pursuant to the annual incentive cash compensation program with respect to the financial measures and environmental, health and safety measures. Amounts paid pursuant to the individual performance component of the annual incentive cash compensation program are included in the “Bonus” column. The 2016 awards are described in more detail in “Compensation Discussion and Analysis—2016 Executive Compensation Decisions—Annual Incentive Cash Compensation.”

(4)	For 2016, includes compensation as described under “All Other Compensation” below.

All Other Compensation

The table below describes the components of compensation for 2016 included in the “All Other Compensation” column in the Summary Compensation Table above.

Name	401(k) Plan Retirement Contributions	401(k) Plan Company Matching Contributions	NQDC Plan Retirement Contributions	NQDC Plan Company Matching Contributions	Perquisites (1)	Total
George J. Damiris	$13,913	$15,900	$139,186	$121,788	$11,800	$302,587
Douglas S. Aron	$17,225	$15,900	$55,775	$60,423	$22,951	$172,274
Michael C. Jennings	$13,913	$15,900	$44,225	$38,697	$19,880	$132,615
James M. Stump	$20,665	$15,900	$35,658	$48,069	—	$120,292
Denise C. McWatters	$10,600	$15,900	$36,217	$24,145	—	$86,862

(1)	For Mr. Damiris, includes $2,000 in club dues, $9,500 in home security costs and $300 for a Company-paid reserved parking spot.

For Mr. Aron, includes $16,354 in club dues, $6,297 in home security costs and $300 for a Company-paid reserved parking spot.

For Mr. Jennings, includes $15,475 in club dues, $4,105 in home security costs and $300 for a Company-paid reserved parking spot.

The value of the perquisites provided to Mr. Stump and Ms. McWatters in 2016 did not exceed $10,000 in the aggregate, and therefore, in accordance with SEC rules, are not included in the table above or described in this footnote.

2016 Grants of Plan-Based Awards

The following table provides information about plan-based awards granted to our named executive officers under our equity and non-equity incentive plans during 2016. Certain equity awards reported below were granted in November 2016 for the 2017 fiscal year and are reported in this table as 2016 compensation in accordance with SEC rules. These awards are described in greater detail above under “Compensation Discussion and Analysis—2017 Executive Compensation Decisions.” Annual equity awards are generally made once each year in the fourth quarter of the year preceding the year to which the annual awards relate in order to align the timing of the long-term equity incentive award grants with the timing of the other compensation decisions made for our executive officers. In accordance with SEC rules, the equity awards granted in November 2015 for the 2016 fiscal year were previously reported as 2015 compensation in the Grants of Plan-Based Awards table contained in our proxy statement filed with the SEC on March 24, 2016.

As a result of Mr. Jennings’s announced retirement, Mr. Jennings did not receive an employee grant of long-term incentive awards in 2016. Instead, Mr. Jennings received an award of restricted stock units in November 2016 with respect to the 2017 fiscal year on the same terms, and in the same amount, as our non-management directors. In addition, the Compensation Committee approved accelerated vesting of 36,055 shares of restricted stock held by Mr. Jennings at December 15, 2016. The accelerated vesting resulted in a modification charge with respect to those awards under FASB ASC Topic 718, and the amount reported in the “Grant Date Fair Value of Stock Awards” column for Mr. Jennings for 2016 reflects the associated incremental fair value of the accelerated awards, computed as of the December 15, 2016 modification date in accordance with FASB ASC Topic 718. This same amount is also reported in the “Stock Awards” Column of the “Summary Compensation Table” and the “Options Exercised and Shares Vested” table.

In this table, awards are abbreviated as “AICP” for awards under the annual incentive cash compensation program (other than with respect to the discretionary individual performance portion of the awards, which are reported in the “Bonus” column of the Summary Compensation Table above and are not included below), as “RSA” for restricted stock awards, as “RSU” for restricted stock unit awards and “PUA” for performance share unit awards. The restricted stock awards, restricted stock unit awards and performance share units granted to our named executive officers were granted under the LTIP.

Name	Type	Committee Action Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (4)
				Threshold	Target	Maximum	Threshold(#)	Target (#)	Maximum (#)
George J. Damiris	AICP			$715,000	$1,430,000	$2,860,000
	RSA	11/8/2016	11/8/2016							132,159	$3,000,009
	PUA	11/8/2016	11/8/2016				66,080	132,159	264,318		$3,141,010
Douglas S. Aron (5)	AICP			$248,625	$497,250	$994,500
	RSA	11/8/2016	11/8/2016							37,446	$850,024
	PUA	11/8/2016	11/8/2016				18,723	37,446	74,892		$889,975
Michael C. Jennings	AICP			—	—	—
	RSU	11/8/2016	11/9/2016							5,149	$135,007
	RSA										$1,145,107	(6)
James M. Stump	AICP			$149,175	$298,350	$596,700
	RSA	11/8/2016	11/8/2016							19,824	$450,005
	PUA	11/8/2016	11/8/2016				9,912	19,824	39,648		$471,155
Denise C. McWatters	AICP			$137,475	$274,950	$549,900
	RSA	11/8/2016	11/8/2016							19,824	$450,005
	PUA	11/8/2016	11/8/2016				9,912	19,824	39,648		$471,155

(1)	Represents the potential payouts for awards granted under our annual incentive cash compensation program, which were subject to achieving certain performance targets with respect to financial measures and environmental, health and safety measures. Amounts reported (a) in the “Threshold” column reflect 50% of the named executive officer’s target award opportunity (other than the portion attributable to individual performance) under the annual incentive cash compensation program, which, in accordance with SEC rules, is the minimum amount payable for a certain level of performance under the award, (b) in the “Target” column reflect 100% of the named executive officer’s target award opportunity (other than the portion attributable to individual performance) under the annual incentive cash compensation program, which is the target amount payable under the award, and (c) in the “Maximum” column reflect 200% of the named executive officer’s target award opportunity (other than the portion attributable to individual performance) under the annual incentive cash compensation program, which is the maximum amount payable under the award. If less than minimum levels of performance, as described in the “Threshold” column, are attained with respect to the financial measures and environmental, health and safety measures under the annual incentive cash compensation program, then 0% of the named executive officer’s target award opportunity (other than the portion attributable to individual performance) will be earned.

The performance targets and target awards are described under “Compensation Discussion and Analysis—2016 Executive Compensation Decisions—Annual Incentive Cash Compensation.” Amounts reported do not include amounts potentially payable with respect to the discretionary individual performance portion of the awards for the named executive officers. The amount actually paid with respect to the individual performance portion of the award is reported in the “Bonus” column of the Summary Compensation Table for 2016, and the amount actually paid with respect to the awards reported in this table is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2016.

(2)

Represents the potential number of performance share units payable under the LTIP. Amounts reported (a) in the “Threshold” column reflect 50% of the target number of performance share units awarded to each named executive officer, which, in accordance with SEC rules, is the minimum amount payable for a certain level of performance under the performance share unit awards, (b) in the “Target” column reflect 100% of the target number of performance share units awarded to each named executive officer, which is the target amount payable under the performance share unit awards, and (c) in the “Maximum” column reflect 200% of the target number of performance share units awarded to each named executive officer, which is the maximum amount payable under the performance share unit awards. If less than minimum levels of performance, as described in the “Threshold” column, are attained with respect to the return on capital employed and total shareholder return performance metrics applicable to the performance unit awards, then 0% of the target number of performance share units awarded will be earned.

The number of shares actually delivered at the end of the performance period may vary from the target number of performance share units, based on our achievement of the specific performance measures. Performance targets and target awards for the awards reported above are described under “Compensation Discussion and Analysis—2017 Executive Compensation Decisions—Long-Term Equity Incentive Compensation.”

(3)	Other than with respect to Mr. Jennings, represents shares of restricted stock subject to time-based vesting conditions granted under the LTIP. The terms of these grants are described under “Compensation Discussion and Analysis—2017 Executive Compensation Decisions—Long-Term Equity Incentive Compensation.” Mr. Jennings amounts reflect restricted stock units granted as a non-management director for the 2017 fiscal year.

(4)	Represents the grant date fair value determined pursuant to FASB ASC Topic 718, based on the closing price of our common stock on the applicable grant date, other than the amount reported for Mr. Jennings that is described in note 6 below. The closing price of our common stock on November 8, 2016 was $22.70 and on November 9, 2016 was $26.22. With respect to the performance share units, amounts reflect an aggregate probable settlement percentage of 104.7%. See note 2 to the Summary Compensation Table for additional information regarding the aggregate probable settlement percentage calculation.

(5)	On February 28, 2017, Mr. Aron forfeited 12,481 shares of restricted stock and all performance share units, in each case, granted to him in November 2016. The amounts shown in the table above do not reflect the effect of such forfeitures. If these forfeitures were reflected in the column above, the amounts in respect of Mr. Aron’s “Grant Date Fair Value of Stock Awards” for 2016 would be $566,706 for the restricted stock (RSA) award and $0 for the performance share unit (PSU) award.

(6)	This amount reflects the incremental fair value computed as of December 15, 2016 in accordance with FASB ASC Topic 718 in connection with the accelerated vesting of awards previously granted to Mr. Jennings in 2014 and 2015 in connection with his retirement.

Outstanding Equity Awards at Fiscal Year End

The following table provides the number and value of outstanding equity awards held by our named executive officers as of December 31, 2016, including awards that were granted prior to 2016. The value of these awards was calculated based on a price of $32.76 per share, the closing price of our common stock on December 30, 2016 (as December 31, 2016 was not a trading day).

The number and value of performance share units reported is based on the number of shares payable at the end of the performance period assuming the target level of performance is achieved. In this table, awards are abbreviated as “RSA” for restricted stock awards, “RSU” for restricted stock unit awards and “PUA” for performance share unit awards. The provisions applicable to these awards upon certain terminations of employment and/or a change in control are described below in the section titled “Potential Payments upon Termination or Change in Control.”

Name	Award Type	Number of Shares Or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units Of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested
George J. Damiris	RSA	173,677	$5,689,659
	PUA			205,584	$6,734,932
Douglas S. Aron (3)	RSA	54,955	$1,800,326
	PUA			73,134	$2,395,870
Michael C. Jennings	RSU	5,149	$168,681	—	—
James M. Stump	RSA	26,924	$882,030
	PUA			34,188	$1,119,999
Denise C. McWatters	RSA	27,114	$888,255
	PUA			34,758	$1,138,672

(1)	For Messrs. Damiris, Aron and Stump and Ms. McWatters, includes the following restricted stock awards granted by us:

•

in November 2014 to Mr. Damiris (22,296), Mr. Aron (18,849), Mr. Stump (7,428), and Ms. McWatters (7,998), of which one third vested on December 15, 2015, one third vested on December 15, 2016 and the remaining one third vests on December 15, 2017 (or, in each case, the first business day thereafter if such date is a Saturday or a Sunday);

•

in November 2015 to Mr. Damiris (19,812), Mr. Aron (16,839), Mr. Stump (6,936), Ms. McWatters (6,936), of which one third vested on December 15, 2016, one third vests on December 15, 2017 and the remaining one third vests on December 15, 2018 (or, in each case, the first business day thereafter if such date is a Saturday or a Sunday);

•

in December 2015 to Mr. Damiris (31,317), of which one third vested on December 15, 2016, one third vests on December 15, 2017 and the remaining one third vests on December 15, 2018 (or, in each case, the first business day thereafter if such date is a Saturday or a Sunday); and

•

in November 2016 to Mr. Damiris (132,159), Mr. Aron (37,446), Mr. Stump (19,824), and Ms. McWatters (19,824), of which one third vests on December 15, 2017, one third vests on December 15, 2018 and the remaining one third vests on December 15, 2019 (or, in each case, the first business day thereafter if such date is a Saturday or a Sunday).

For Mr. Jennings, includes 5,149 restricted stock units granted by us in November 2016, which vest in full on December 1, 2017.

(2)	Includes performance share units awarded as follows (the amounts included in the parentheticals reflect the target number of performance share units subject to each award, and may not be the number of shares that is actually delivered following the end of the applicable performance period):

•

in November 2014 to Mr. Damiris (22,296), Mr. Aron (18,849), Mr. Stump (7,428), and Ms. McWatters (7,998), with a performance period that ends on September 30, 2017 and a service period that ends on December 15, 2017 (or the first business day thereafter if such date is a Saturday or a Sunday);

•	in November 2015 to Mr. Damiris (19,812), Mr. Aron (16,839), Mr. Stump (6,936) and Ms. McWatters (6,936), with a performance period that ends on September 30, 2018 and a service period that ends on December 15, 2018 (or the first business day thereafter if such date is a Saturday or a Sunday);

•

in December 2015 to Mr. Damiris (31,317), with a performance period that ends on September 30, 2018 and a service period that ends on December 15, 2018 (or the first business day thereafter if such date is a Saturday or a Sunday);

•

in November 2016 to Mr. Damiris (132,159), Mr. Aron (37,446), Mr. Stump (19,824), and Ms. McWatters (19,824), with a performance period that ends on September 30, 2019 and a service period that ends on December 15, 2019 (or the first business day thereafter if such date is a Saturday or a Sunday).

(3)	On February 28, 2017, Mr. Aron forfeited 12,481 shares of restricted stock and all performance share units, in each case, granted to him in November 2016. In addition, on February 28, 2017, he forfeited all performance share units granted to him in 2014 and 2015. Since such forfeiture events occurred after December 31, 2016, the amounts shown in the table above do not reflect the effect of these forfeitures.

Option Exercises and Stock Vested

The following table provides information about the vesting in 2016 of restricted stock and performance share unit awards held by the named executive officers. No options were outstanding in 2016.

The value realized from the vesting of restricted stock or performance share unit awards is equal to the closing price of our common stock on the vesting date (or, if the vesting date is not a trading day, on the trading day immediately following the vesting date), multiplied by the number of shares acquired on vesting. The value is calculated before payment of any applicable withholding or other income taxes.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized Upon Vesting
George J. Damiris (1)	37,811	$1,200,877
Douglas S. Aron (1)	26,124	829,698
Michael C. Jennings (2)	87,562	2,780,969
James M. Stump (1)(3)	17,235	547,384
Denise C. McWatters (1)	10,759	341,706

(1)	Includes the following number of shares of common stock (shown in column (b) below) issued to the executive officer following the Compensation Committee’s certification that the applicable standards for the target performance share units granted to the executive officer in November 2013 (shown in column (a) below) had been met (based on a performance percentage of 47.3%):

Name	Performance Share Units Granted in November 2013 (a)	Number of Shares of Common Stock (b)
George J. Damiris	8,271	3,912
Douglas S. Aron	17,646	8,346
James M. Stump	7,170	3,391
Denise C. McWatters	7,170	3,391

(2)

Includes the accelerated vesting of 36,055 restricted shares held by Mr. Jennings in light of his announced retirement from the Company. The value realized with respect to such awards is calculated based on the closing price of our common stock on December 15, 2016, which was the vesting and payment date of the awards. This same amount is also reported in the “Stock Awards” column of the “Summary Compensation Table” and in the “Grants of Plan Based Awards” table since the accelerated vesting resulted in a modification charge with respect to these awards under FASB ASC Topic 718.

(3)	Pursuant to a domestic relations order, the following awards (which vested in 2016) were transferred to Mr. Stump’s ex-wife as of May 30, 2014 and, upon vesting, the earned shares were directly held by and issued to her: (a) 73 shares with respect to the performance share units granted in November 2013, and (b) 52 restricted shares granted in November 2013.

Pension Benefits

None of our named executive officers participates in or has ever participated in any plan sponsored or maintained by us that provides for specified retirement payments or benefits, such as a tax-qualified defined benefit plan or a supplemental executive retirement plan. As described above under “Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Retirement Benefits and Perquisites—Retirement Plans—Retirement Pension Plans,” we traditionally maintained the Holly Retirement Plan, a tax-qualified defined benefit retirement plan (the “Retirement Plan”), and the Holly Retirement Restoration Plan, an unfunded plan that provides additional payments to participating executives whose Retirement Plan benefits were subject to certain limitations under the Code (the “Restoration Plan”). Until January 1, 2012, Holly employees hired prior to 2007 and not subject to a collective bargaining agreement were eligible to participate in the Retirement Plan. No additional benefits accrued under the Retirement Plan and Restoration Plan for any participants effective May 1, 2012, and the retirement benefits we offer to our employees on and after that date are solely provided through defined contribution retirement plans, such as the 401(k) Plan. The Retirement Plan was liquidated in June 2013.

Nonqualified Deferred Compensation

In 2016, all of the named executive officers participated in the NQDC Plan. The NQDC Plan is a nonqualified plan (i.e., not tax-qualified under Section 401 of the Code) that functions as a pour-over plan, allowing key employees to defer tax on income in excess of limits under the Code that apply under the 401(k) Plan. For 2016, the annual deferral contribution limit under the 401(k) Plan was $18,000, and the annual compensation limit was $265,000. Deferral elections made by eligible employees under the NQDC Plan apply to the total amount of eligible earnings the eligible employees choose to contribute to both the 401(k) Plan and the NQDC Plan. Once eligible employees reach the limits under the Code on contributions under the 401(k) Plan, contributions automatically begin being contributed to the NQDC Plan. Federal and state income taxes are generally not payable on income deferred under the NQDC Plan until funds are withdrawn.

Eligible executives may make salary deferral contributions between 1% and 50% of their eligible earnings to the NQDC Plan. Eligible earnings include base pay, bonuses and overtime, but exclude extraordinary pay such as severance, accrued vacation, equity compensation, and certain other items. Eligible participants are required to make catch-up contributions to the 401(k) Plan before any contributions are made to the NQDC Plan. For 2016, the catch-up contribution limit was $6,000. Deferral elections are irrevocable for an entire plan year and must be made prior to December 31 immediately preceding the plan year. Elections will carry over to the next plan year unless changed or otherwise revoked.

Participants in the NQDC Plan are eligible to receive a matching contribution with respect to their elective deferrals made up to 6% of the participant’s eligible earnings for the plan year in excess of the limits under Section 401(k) of the Code. These matching contributions are 100% vested at all times. In addition, participants are eligible for a retirement contribution ranging from 3% to 8% of the participant’s eligible earnings for the plan year in excess of the limits under Section 401(k) of the Code, based on years of service, as follows:

Years of Services	Retirement Contribution (as percentage of eligible compensation)
Less than 5 years	3%
5 to 10 years	4%
10 to 15 years	5.25%
15 to 20 years	6.5%
20 years and over	8%

These retirement contributions are subject to a three-year cliff vesting period, and will become fully vested in the event of the participant’s death or a change in control. Participants may also receive nonqualified nonelective contributions under the NQDC Plan, which contributions may be subject to a vesting schedule determined at the time the contributions are made. Former participants in the Retirement Plan were also be eligible to receive special transition benefit contributions under the NQDC Plan; however, none of our named executive officers participated in the Retirement Plan and, therefore, they were not eligible for transition benefit contributions.

Participating employees have full discretion over how their contributions to the NQDC Plan are invested among the offered investment options, and earnings on amounts contributed to the NQDC Plan are calculated in the same manner and at the same rate as earnings on actual investments. We do not subsidize a participant’s earnings under the NQDC Plan. During 2016, the investment options offered under the NQDC Plan were the same as the investment options available to participants in the 401(k) Plan, except that the 401(k) Plan offers the Morley Principal Stable Value Z Fund and the NQDC Plan instead offers the Principal Money Market Institutional Fund. Earnings for 2016 with respect to NQDC Plan amounts invested in the Principal Money Market Fund did not exceed 120% of the applicable long-term federal rate (2.60%) and, as a result, no above market or preferential earnings were paid under the NQDC Plan for 2016. The following table lists the investment options for the NQDC Plan in 2016 with the annual rate of return for each fund:

Investment Funds	Rate of Return
AllianzGI NFJ Small Cap Value I Fund	23.42%
American Century Mid-Cap Value Instl Fund	23.07%
Fidelity Contrafund	3.37%
Fidelity Low-Priced Stock Fund	8.79%
Harbor Capital Appreciation Inst Fund	-1.07%
Hartford SmallCap Growth Y Fund	12.19%
LargeCap S&P 500 Index Inst Fund	11.76%
MidCap S&P 400 Index Inst Fund	20.42%
Oppenheimer Developing Markets Institutional Fund	7.38%
Oppenheimer International Growth Institutional Fund	-1.88%
PIMCO Total Return Instl Fund	2.60%
Principal Money Market Inst Fund	—
SmallCap S&P 600 Index Inst Fund	26.18%
T. Rowe Price Retirement Balanced Fund	6.48%
T. Rowe Price Retirement 2005 Fund	6.72%
T. Rowe Price Retirement 2010 Fund	7.11%
T. Rowe Price Retirement 2015 Fund	7.31%
T. Rowe Price Retirement 2020 Fund	7.41%
T. Rowe Price Retirement 2025 Fund	7.55%
T. Rowe Price Retirement 2030 Fund	7.69%
T. Rowe Price Retirement 2035 Fund	7.64%
T. Rowe Price Retirement 2040 Fund	7.63%
T. Rowe Price Retirement 2045 Fund	7.69%
T. Rowe Price Retirement 2050 Fund	7.71%
T. Rowe Price Retirement 2055 Fund	7.73%
T. Rowe Price Retirement 2060 Fund	7.63%
Vanguard Equity-Income Adm. Fund	14.82%
Vanguard Federal Money Market Investor Fund	0.30%
Vanguard Total Bond Market Index Admiral Fund	2.60%
Vanguard Total International Stock Index Admiral Fund	4.67%
Victory Munder Mid-Cap Core Growth R6 Fund	7.58%

Benefits under the NQDC Plan may be distributed upon the earliest to occur of a separation from service (subject to a six month payment delay for certain specified employees under Section 409A of the Code), the participant’s death, a change in control or a specified date selected by the participant in accordance with the terms of the NQDC Plan. Benefits are distributed from the NQDC Plan in the form of a lump sum payment or, in certain circumstances if elected by the participant, in the form of annual installments for up to a five year period.

Nonqualified Deferred Compensation Table

The following table provides information regarding contributions to, and the year-end balances in, the NQDC Plan for the named executive officers for 2016.

Name	Executive Contributions in 2016 (1)	Company Contributions in 2016 (2)	Aggregate Earnings in 2016	Aggregate Withdrawals/ Distributions in 2016	Aggregate Balance at December 31, 2016 (3)
George J. Damiris	$886,669	$260,974	$197,707	—	$2,839,670
Douglas S. Aron	$77,566	$116,197	$53,939	—	$1,203,603
Michael C. Jennings	$52,145	$82,921	$99,835	—	$2,884,682
James M. Stump	$33,558	$83,727	$11,749	—	$536,559
Denise C. McWatters	$86,234	$60,362	$34,277	—	$623,100

(1)	The amounts reported were deferred at the election of the named executive officers and are also included in the amounts reported in the “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2016.

(2)	These amounts are included in the Summary Compensation Table in 2016 in the “All Other Compensation” column for the named executive officers.

(3)	The aggregate balance for each named executive officer reflects the cumulative value, as of December 31, 2016, of the executive and company-provided contributions to the named executive officer’s account in the NQDC Plan, and any earnings on these amounts, since the named executive officer began participating in the NQDC Plan. Amounts accumulated by Messrs. Aron, Jennings and Stump in the NQDC Plan prior to the effective time of the merger with Frontier were distributed to them at the effective time of the merger, and Messrs. Aron, Jennings and Stump began accumulating new balances in the NQDC Plan in 2011 following the effective time of the merger. The other named executive officers began participating in the NQDC Plan in 2012. We previously reported executive and company contributions for Messrs. Damiris, Aron, Jennings and Stump and Ms. McWatters in the Summary Compensation Table in the following aggregate amounts:

Name	2016	Years Prior to 2016
George J. Damiris	$1,147,643	$1,349,524
Douglas S. Aron	193,763	807,458
Michael C. Jennings	135,066	2,258,631
James M. Stump	117,285	342,660
Denise C. McWatters	146,596	247,648

Potential Payments Upon Termination or Change in Control

We have agreements with our executive officers that provide for severance compensation or accelerated vesting in the event of certain terminations of employment, including in connection with a change in control, which are summarized below. None of the agreements we have with our named executive officers contain any tax reimbursement provisions in the event a named executive officer receives potential parachute payments under Section 280G of the Code.

Mr. Jennings retired as Executive Chairman effective January 1, 2017, and in connection therewith, the Compensation Committee approved accelerated vesting of 36,055 shares of restricted stock held by him at December 15, 2016. Mr. Jennings did not receive any additional payments or benefits in connection with his retirement but continues to serve as Chairman of the Board in a non-employee capacity. In connection with his retirement on February 28, 2017, Mr. Aron entered into a Retirement Agreement with us providing for the obligations, payments and benefits described above under “Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Severance and Change in Control Benefits—Retirement Agreement with Mr. Aron.” Notwithstanding the foregoing, in accordance with SEC rules, the following disclosures discuss and quantify the benefits Messrs. Jennings and Aron would have received if their employment had terminated on December 31, 2016 under certain circumstances described below.

Change in Control Severance Agreements

We have entered into change in control severance agreements with each of our named executive officers; however, Mr. Jennings’s change in control severance agreement terminated upon his retirement on January 1, 2017 and Mr. Aron’s change in control severance agreement terminated upon his retirement on February 28, 2017. Please see “Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Severance and Change in Control Benefits” for additional information. The change in control severance agreements with Messrs. Damiris, Aron, Jennings and Stump and Ms. McWatters are described below.

The term of these change in control agreements is generally three years from the date the change in control agreement is entered into, but the term of the agreement will be automatically extended for an additional two year period beginning on the second anniversary of the date of the change in control agreement and any anniversary thereafter, unless a cancellation notice is given by us 60 days prior to the applicable expiration date.

Under the change in control agreement, an executive is not entitled to receive payments or other benefits under the agreement unless there is a change in control and the executive’s employment is either terminated by us without cause, by the officer for good reason or as a condition of the transaction constituting the change in control, in each case during the six months preceding the change in control or within two years of the change in control. If the officer is entitled to payments under the change in control agreement, he or she will receive:

•

an amount equal to a multiple (the “severance multiplier”) of (a) the greater of the officer’s base salary on the date of termination or the date immediately prior to the change in control, plus (b) the officer’s annual bonus amount, calculated as the average annual bonus paid to the officer for the prior three years. The severance multiplier is 3.0 for Mr. Damiris, 2.0 for Mr. Aron, 1.75 for Mr. Stump and Ms. McWatters and 1.0 for Mr. Jennings;

•	a cash payment equal to unpaid base salary and expenses and accrued vacation pay;

•

continued participation by the officer and his or her dependents in our medical and dental benefit plans for a period of one year following the later of the date of termination or the date of the change in control; and

•	unless the applicable award agreement provides otherwise, all outstanding equity-based compensation awards shall become immediately vested (at target level, with respect to performance based awards not intended to qualify as “performance-based compensation” under Section 162(m), and, with respect to awards that are intended to qualify as “performance-based compensation,” such awards shall remain outstanding until the end of the applicable performance period and shall be payable based on actual achievement of the performance measures as if the officer had remained continuously employed).

Definitions.  The following definitions are used in the change in control severance agreements.

Under the change in control severance agreements, a “change in control” generally occurs if:

•	a person or group of persons becomes the beneficial owner of more than 40% of the combined voting power of our then outstanding securities or more than 40% of our outstanding common stock;

•	a majority of our Board is replaced during a 12-month period by directors who were not endorsed by a majority of the previous board members;

•

the consummation of a merger, consolidation or recapitalization of us or one of our subsidiaries resulting in our stockholders prior to the merger owning less than 60% of the voting power of the new merged company or a recapitalization where no one owns more than 60% of the voting power; or

•	our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Under the change in control severance agreements, “cause” is defined as:

•	the engagement in any act of willful gross negligence or willful misconduct on a matter that is not inconsequential; or

•	the conviction of a felony.

Under the change in control severance agreements, “good reason” is defined as, without the consent of the executive:

•	a material reduction in the executive’s (or his supervisor’s) authority, duties or responsibilities;

•	a material reduction in the executive’s base compensation;

•

the relocation of the executive to an office or location more than 50 miles from the location at which the executive normally performed the executive’s services, except for travel reasonably required in the performance of the executive’s responsibilities;

•	if applicable, a failure of the executive to be re-elected or appointed as an officer or to the board of directors;

•	a material diminution in the budget or other spending over which the executive has authority; or

•	a material breach of the terms of the change in control severance agreement.

The executive must provide notice to us of the alleged good reason event within 90 days of its occurrence and we have 30 days to cure.

Obligations of the Officer.  Payments and benefits under the change in control agreements are conditioned on the execution of a general release of claims by the former officer in favor of us and our related entities and agents. In addition, the change in control agreements contain confidentiality provisions pursuant to which each executive agrees not to disclose or otherwise use our confidential information during his or her employment with us and thereafter, as well as non-disparagement and non-solicitation covenants. Violation of these provisions entitles us to complete relief, including injunctive relief, and may result in the executive being terminated for cause (provided the breach constituted willful gross negligence or misconduct on the executive’s part that is not inconsequential). The agreements do not prohibit the waiver of a breach of these covenants.

Long-Term Equity Incentive Awards

Special Involuntary Termination. The outstanding long-term equity incentive awards granted by us under the Equity Plans vest upon a “special involuntary termination,” which means that, within 60 days prior to or at any time after a change in control:

•	the executive is terminated by us, other than for cause; or

•	the executive resigns within 90 days after an adverse change has occurred.

Under the long-term equity incentive award agreements, a “change in control” generally occurs if:

•	a person or group of persons becomes the beneficial owner of more than 40% of the combined voting power of our then outstanding securities;

•	a majority of our Board is replaced by directors who were not endorsed by two-thirds of our prior board members;

•

the consummation of a merger or consolidation of us or any of our subsidiaries other than (a) a merger or consolidation resulting in our voting securities outstanding immediately prior to the transaction continuing to represent at least 60% of the combined voting power of our voting securities or the voting securities of the surviving entity outstanding immediately after the transaction, or (b) a merger or consolidation effected to implement a recapitalization of us in which no person or group becomes the beneficial owner of our securities representing more than 40% of the combined voting power of our then outstanding securities; or

•	our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Under the long-term equity incentive award agreements, “cause” is defined as:

•	an act of dishonesty constituting a felony or serious misdemeanor and resulting (or intended to result) in personal gain or enrichment to the recipient at our expense;

•	gross or willful and wanton negligence in the performance of the recipient’s material duties; or

•	conviction of a felony involving moral turpitude.

Under the long-term equity incentive award agreements, an “adverse change” means, without the consent of the recipient:

•	a material change in the geographic location at which the recipient is required to work regularly;

•	a substantial increase in travel requirements of employment;

•	a material reduction in the duties performed by the recipient; or

•	a material reduction in the recipient’s base compensation (other than bonuses and other forms of discretionary compensation, or a general reduction applicable generally to executives).

Performance Share Units upon Termination.  In the event of a voluntary separation or termination for cause, the recipient will forfeit any outstanding performance share units.

In the event of death, disability or termination by us other than for cause, each such termination not in connection with a change in control, the recipient becomes vested in a number of performance share units equal to the percentage of time the recipient was employed during the vesting period multiplied by the number of performance share units otherwise earned at the end of the applicable performance period. If the recipient dies or is disabled, the Compensation Committee, in its sole discretion, may determine the performance percentage in an amount up to 200%.

In the event of a special involuntary termination before the end of the performance period, the recipient remains eligible to receive normal payment of the performance share units at the normal vesting date based upon our actual achievement of the performance measure.

Restricted Stock upon Termination.  In the event of a retirement, voluntary separation or termination by the Company with or without cause, the recipient will forfeit the unvested portion of the restricted stock award.

In the event of death or disability, the recipient becomes vested in a number of shares of restricted stock equal to the percentage of time the recipient was employed during the vesting period multiplied by the total number of shares of restricted stock the recipient was awarded. The Compensation Committee may decide to vest all of the shares of restricted stock.

In the event of a special involuntary termination before the full vesting of restricted stock awards, all restrictions lapse and the shares become fully vested and delivered to the recipient as soon as practicable thereafter.

Mr. Jennings’ Restricted Stock Units upon Termination or Change in Control.  For Mr. Jennings’ November 2016 grant of restricted stock units only, in the event of his death, disability, or retirement from the Board and in the event of a change in control, all restrictions lapse and the shares become fully vested and delivered to the recipient as soon as practicable thereafter.

Quantification of Benefits

The following table summarizes the compensation and other benefits that would have become payable to each named executive officer assuming his or her employment terminated on December 31, 2016, given the named executive officer’s base salary as of that date, and, if applicable, the closing price of our common stock on December 30, 2016, which was $32.76. In addition, the following table summarizes the compensation that would become payable to the named executive officers assuming that a change in control occurred on December 31, 2016.

In reviewing these tables, please note the following:

•

Accrued vacation for a specific year is not allowed to be carried over to a subsequent year, so we assumed all accrued vacation for the 2016 fiscal year was taken prior to December 31, 2016. Because we accrue vacation in any given year for the following year, amounts reported as “Cash Severance” include accrued vacation amounts accrued in 2016 for the 2017 fiscal year.

•

The row entitled “Performance Units” reports amounts payable with respect to outstanding performance share unit awards issued by us. For amounts payable to the named executive officers with respect to performance share unit awards, we assumed the performance share units would settle at 100%. The number of units paid at the end of the performance period may vary from the amounts reflected in the following tables, based on our actual achievement compared to the performance targets. For additional information regarding the potential payouts, see “Compensation Discussion and Analysis—2016 Executive Compensation Decisions—Long-Term Equity Incentive Compensation—Performance Share Unit Awards,” “Compensation Discussion and Analysis—2017 Executive Compensation Decisions—Long-Term Equity Incentive Compensation—Performance Share Unit Awards,” “Executive Compensation—2016 Grants of Plan-Based Awards” and “Executive Compensation—Outstanding Equity Awards at Fiscal Year End.”

•

Other than for Mr. Jennings, for the amounts shown in the row entitled “Restricted Stock” under the column entitled “Death or Disability,” we have reflected accelerated vesting based on the length of employment during the vesting period for each award. Because a tranche of the award vested on December 15, 2016, the named executive officers would receive additional vesting for 16 days for a termination on December 31, 2016 with respect to any award.

•

The amounts shown in the row entitled “Medical and Dental Benefits” represent amounts equal to the monthly premium payable pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for medical and dental premiums, multiplied by 12 months for each of the named executive officers.

•

No amounts potentially payable pursuant to the NQDC Plan are included in the table below since neither the form nor amount of any such benefits would be enhanced or vesting or other provisions accelerated in connection with any of the triggering events disclosed below. Please refer to the section titled “—Nonqualified Deferred Compensation” for additional information regarding these benefits.

Benefits and Payments	Change in Control and Involuntary Termination Without Cause or Voluntary Departure for Good Reason or a Special Involuntary Termination	Without Cause	Death or Disability
George J. Damiris
Cash Severance	$5,379,471	—	—
Performance Units	6,734,932	$1,045,273	$1,045,273
Restricted Stock	5,689,659	—	98,410
Medical and Dental Benefits	17,399	—	—
Total	$17,821,461	$1,045,273	$1,143,683

Douglas S. Aron
Cash Severance	$2,740,336	—	—
Performance Units	2,395,870	$595,544	$595,544
Restricted Stock	1,800,326	—	35,008
Medical and Dental Benefits	24,524	—	—
Total	$6,961,056	$595,544	$630,552

Michael C. Jennings
Cash Severance	$3,174,437	—	—
Performance Units	—	—	—
Restricted Stock Units (1)	168,681	—	$168,681
Medical and Dental Benefits	24,524	—	—
Total	$3,367,642	—	$168,681

James M. Stump
Cash Severance	$1,623,924	—	—
Performance Units	1,119,999	$237,969	$237,969
Restricted Stock	882,030	—	16,365
Medical and Dental Benefits	24,524	—	—
Total	$3,650,477	$237,969	$254,334

Denise C. McWatters
Cash Severance	$1,558,134	—	—
Performance Units	1,138,672	$250,417	$250,417
Restricted Stock	888,255	—	16,638
Medical and Dental Benefits	17,399	—	—
Total	$3,602,460	$250,417	$267,055

(1)	Mr. Jennings’s shares of restricted stock units also vest in full upon his retirement, and they would vest in full upon the occurrence of a change in control.

Compensation Practices and Risk Management

Certain members of our management are responsible for annually reviewing the relationship between our risk assessment guidelines and our compensation programs. In addition, certain members of our management and the Compensation Committee annually review the features and characteristics of our compensation programs, including particular areas that could encourage employees to take excessive risk or focus on short-term results at the expense of long-term value creation, to confirm that our compensation programs do not encourage excessive and unnecessary risk taking. As a part of this review, the Compensation Committee and certain members of management review salaries, annual incentive bonus awards, including the targets established for the annual incentive bonus awards, and long-term equity incentive awards, including the performance measures used for a portion of the long-term equity incentive awards, at all levels of the Company.

Although the majority of the compensation provided to the named executive officers is performance-based, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short- and long-term operational and financial goals. In addition, we explicitly include Company safety and environmental performance in determining potential payouts under our annual incentive cash plan for our senior executives.

While annual cash-based incentive bonus awards play an appropriate role in the executive compensation program, the Compensation Committee believes that payment determined based on an evaluation of our performance on a variety of measures, including our performance compared to our industry peers, mitigates excessive risk-taking that could produce unsustainable gains in one area of performance at the expense of our overall long-term interests. In addition, performance goals reflect our past performance and market conditions affecting our industry.

An appropriate part of total compensation is fixed for the named executive officers, while another portion is variable and linked to performance. A portion of the variable compensation we provide is comprised of long-term incentives. A portion of the long-term incentives we provide is in the form of restricted stock subject to time-based vesting conditions, which retains value even in a depressed market, so executives are less likely to take unreasonable risks. With respect to our performance share unit awards, assuming achievement of at least a minimum level of performance, payouts result in some compensation at levels below full target achievement, in lieu of an “all or nothing” approach.

As discussed above, while a portion of our potential annual compensation is incentive based, we have also instituted policies and programs designed to discourage unnecessary risk-taking, which is not in our long-term interests. For example, our stock ownership policy requires our executives to hold at least a specified level of stock (in addition to any unsettled performance based equity awards), which aligns our executives’ interests with those of our long-term stockholders.

Based on the foregoing and our annual review of our compensation programs, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company or our stockholders.

STOCK OWNERSHIP

The tables below provide information regarding the beneficial ownership of the Company’s common stock as of March 6, 2017 for:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each known beneficial owner of more than five percent of the Company’s common stock.

The tables below list the number of shares and percentage of shares beneficially owned based on 178,114,874 shares of common stock outstanding as of March 6, 2017. Each of our directors and executive officers owns less than 1.0% of the Company’s common stock.

Beneficial ownership of the Company’s common stock is determined in accordance with SEC rules and regulations and generally includes voting power or investment power with respect to securities held. Except as indicated and subject to applicable community property laws, to our knowledge the persons named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Directors and Named Executive Officers

Name of Beneficial Owner	Number of Shares
George J. Damiris (1)	219,718
Douglas Y. Bech (2)	154,691
Douglas S. Aron (1)(3)	81,760
James M. Stump (1)	60,881
James H. Lee (2)(3)	54,199
Denise C. McWatters (1)(3)	52,068
Michael C. Jennings (2)(3)	49,727
Leldon E. Echols (2)	46,535
Franklin Myers (2)	44,417
Robert J. Kostelnik (2)	30,147
R. Kevin Hardage (2)	27,629
Michael E. Rose (2)	26,917
All directors and executive officers as a group (13 persons)(4)(5)	902,549

(1)	The number reported includes shares of restricted stock for which the executive officer has sole voting power but no dispositive power, as follows: Mr. Damiris (173,677 shares), Mr. Aron (18,096 shares), Mr. Stump (26,924 shares), and Ms. McWatters (27,114 shares). The number does not include unvested performance share units.

(2)	The number reported includes 5,149 shares of common stock to be issued to the non-management director upon settlement of restricted stock units, which may vest and be settled within 60 days of March 6, 2017 under certain circumstances. Until settled, the non-management director has no voting or dispositive power over the restricted stock units.

(3)	Mr. Jennings, Mr. Aron, Ms. McWatters, and Mr. Lee each own common units of HEP, a subsidiary of the Company, as set forth in the following table:

Name of Beneficial Owner	Number of Units
Michael C. Jennings	22,421
Douglas S. Aron (a)	7,340
Denise C. McWatters	4,881
James H. Lee (b)	2,266
HFC directors and executive officers as a group (3 persons)	29,568

(a)	Based on a Form 4 filed on December 3, 2014. Includes 420 common units held by Mr. Aron as custodian for his son in an account under the Uniform Transfer to Minors Act and 420 common units held by Mr. Aron as custodian for his daughter in an account under the Uniform Transfer to Minors Act. Mr. Aron disclaims beneficial ownership of these common units.

(b)	Includes 266 common units owned by Mr. Lee’s wife. Mr. Lee’s wife has the right to receive distributions from, and the proceeds from the sale of, these Common Units. Mr. Lee disclaims beneficial ownership of the Common Units held by his wife except to the extent of his pecuniary interest therein.

As of March 6, 2017, there were 63,546,661 HEP common units outstanding. Mr. Jennings, Mr. Aron, Ms. McWatters and Mr. Lee each own less than 1% of the outstanding common units of HEP.

(4)	The number reported includes 6,624 shares of restricted stock held by Mr. Voliva’s wife for which Mr. Voliva disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(5)	The Company’s directors and executive officers, as a group, own 0.51% of the Company’s common stock. The number reported also includes 257,185 shares of unvested restricted stock held by executive officers for which they have sole voting power, but no dispositive power, and 41,192 shares of common stock to be issued to non-management directors upon settlement of restricted stock units, which may vest and be settled within 60 days of March 6, 2017 under certain circumstances. Until settled, the non-management directors have no voting or dispositive power over the restricted stock units.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all entities and other persons known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The number of shares of common stock reported as beneficially owned by each of the entities identified below is included in reliance on reports filed with the SEC by these entities.

Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares
BlackRock, Inc. (1)	19,086,417	10.72%
The Vanguard Group (2)	14,949,516	8.39%
TCTC Holdings, LLC (3)	14,301,098	8.03%

(1)	According to a Schedule 13G/A filed on January 12, 2017 by Blackrock, Inc. (“Blackrock”), Blackrock has sole voting power with respect to 17,755,272 shares and sole dispositive power with respect to 19,086,417 shares. The address for Blackrock is 55 East 52nd Street, New York, New York 10055.

(2)	According to a Schedule 13G/A filed on February 13, 2017 by The Vanguard Group (“Vanguard”), Vanguard has sole voting power with respect to 137,467 shares, sole dispositive power with respect to

14,777,509 shares, shared voting power with respect to 32,000 shares and shared dispositive power with respect to 172,007 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)	According to a Schedule 13D/A filed on September 6, 2011 by TCTC Holdings, LLC (“TCTC”) and its two wholly-owned subsidiaries Turtle Creek Trust Company (“Trust Company”) and Trust Creek Management, LLC (“Management”), (a) TCTC may be deemed to beneficially own 14,301,098 shares and has sole voting power with respect to 13,644,898 shares and sole dispositive power with respect to 14,301,098 shares, (b) Trust Company may be deemed to beneficially own and has sole voting and dispositive power with respect to 13,644,898 shares, and (c) Management may be deemed to beneficially own and has sole dispositive power, but no voting power, with respect to 656,200 shares. Mr. Hardage is the Chief Executive Officer of Trust Company. Mr. Hardage is not deemed to beneficially own shares reported by TCTC, because he does not have voting or dispositive power for such shares. The address for TCTC, Trust Company and Management is 3838 Oak Lawn, Suite 1650, Dallas, Texas 75219.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain one equity plan, the HollyFrontier Corporation Long-Term Incentive Compensation Plan (the “LTIP”), for the benefit of our employees, directors and consultants. Until April 26, 2016, we also maintained the HollyFrontier Corporation Omnibus Incentive Compensation Plan (the “Omnibus Plan”). The term of the Omnibus Plan expired on April 26, 2016 and was not extended. As a result, no further awards have been or will be granted under the Omnibus Plan after April 26, 2016; however, unvested awards are still outstanding under the Omnibus Plan.

The Omnibus Plan was assumed by us in connection with the merger of Holly and Frontier. Although approved by Frontier’s stockholders, this plan has not been approved by our stockholders. As a result, under SEC regulations we are required to show shares under this plan as having not been approved by stockholders.

The following table sets forth certain information regarding the plans as of December 31, 2016.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	1,156,798	(2)	—	4,273,901

Equity compensation plans not approved by stockholders	251,080	(3)	—	—	(4)

Total	1,407,878		—	4,273,901

(1)	All stock-based compensation plans, including any stock-based compensation plan that was not approved by our stockholders, are described in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)	Represents shares subject to performance share unit awards granted to our key employees under the LTIP assuming a maximum payout level at the time of vesting. If the performance share unit awards are paid at the target payout level, 578,399 shares would be issued upon the vesting of such performance share unit awards. There were no options outstanding under the LTIP as of December 31, 2016.

(3)	Represents shares granted to our key employees under the Omnibus Plan that are subject to performance share unit awards assuming a maximum payout level at the time of vesting. If the performance share unit awards are paid at the target payout level, 125,540 shares would be issued upon the vesting of such performance share unit awards. There were no options outstanding under the Omnibus Plan as of December 31, 2016.

(4)	The term of the Omnibus Plan expired on April 26, 2016 and was not be extended. As a result, as of April 26, 2016, no shares are available for issuance under the Omnibus Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The Company provides various general and administrative services to HEP under the terms of an Omnibus Agreement. Under the Omnibus Agreement, HEP pays the Company an annual fee, currently $2.5 million. The administrative fee may increase in connection with the expansions of HEP’s operations through the acquisition or construction of new assets or businesses.

The administrative fee covers expenses the Company incurs in performing centralized corporate functions for HEP, such as executive services, tax, legal, accounting, treasury, information technology and other corporate services, including the administration of employee benefit plans. The fee does not include salaries of personnel who perform services for HLS or the cost of their employee benefits, such as 401(k), pension, and health insurance benefits

In addition, under a secondment arrangement with HLS, the Company seconds certain of its employees to HLS to provide operational and maintenance services with respect to certain of HEP’s processing, refining, pipeline and tankage assets at certain of the Company’s refineries, including routine operational and maintenance activities. During their period of secondment, the seconded employees are under the management and supervision of HLS. HLS is required to reimburse the Company for the prorated portion of the wages, benefits, and other costs of these employees.

In March 2016, Mr. Bech purchased $500,000 of the Company’s 5.875% Senior Notes due 2026 in the open market.

Julia Heidenreich, Vice President, Commercial Analysis and Pricing, is the wife of Richard L. Voliva III, Executive Vice President and Chief Financial Officer of the Company. Ms. Heidenreich received cash and equity compensation totaling $427,998 in 2016. Ms. Heidenreich does not report to Mr. Voliva.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee is charged with the responsibility of reviewing and approving all transactions with related persons, when required by the Company’s Code of Business Conduct and Ethics. This responsibility is set forth in the Audit Committee’s charter. In addition, pursuant to the Code of Business Conduct and Ethics, an employee should disclose any potential conflict of interest to a supervisor who does not have a conflict of interest. The supervisor should make all significant decisions with respect to the proposed decision or arrangement on behalf of the Company and report in writing the action taken to the office of the General Counsel. If a director has a potential conflict of interest, the transaction or relationship must be disclosed to the Board or a committee of the Board that does not include such director.

In determining whether to approve or disapprove entry into a related party transaction, the Audit Committee considers factors it deems appropriate, which may include, among others, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction, and whether the terms of the transaction are in the best interest of the Company. All related party transactions that are approved by the Audit Committee are disclosed to the Board.

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(PROPOSAL 3)

Section 14A(a)(1) of the Exchange Act requires that we provide our stockholders with the opportunity to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. Stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every year, every two years, or every three years. You will have the opportunity to vote on this issue at least once every six years.

In 2011, our stockholders voted to have an advisory vote every year on executive officer compensation. After careful consideration of this issue, our Board has determined that an advisory vote on executive compensation that occurs every year continues to be the most appropriate alternative for the Company.

While our executive compensation program is designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. An annual vote gives us the opportunity to receive more immediate feedback from our stockholders regarding our overall compensation philosophy, policies and practices. However, stockholders should note that because the advisory vote on executive compensation occurs several months after the beginning of the compensation year, and because the different elements of our executive compensation program are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation program in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders. An annual advisory vote on executive compensation also is consistent with our practice of having all directors elected annually and annually providing stockholders the opportunity to ratify the Board’s selection of independent auditors.

We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal. Because your vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, the Board and the Compensation Committee will review the voting results and take those results into consideration in deciding how often to hold the advisory vote on executive compensation in future years.

Required Vote and Recommendation

Generally, approval of any matter presented to stockholders requires a majority of the votes cast on the proposal. However, because this vote is advisory and non-binding, if none of the frequency options being voted on by stockholders receives a majority of the votes cast on the proposal, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders.

The Board unanimously recommends a vote for the option of ANNUALLY as the frequency with which stockholders are provided an advisory vote on named executive officer compensation.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP

(PROPOSAL 4)

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to be the Company’s auditor for fiscal year 2017. The Board is asking stockholders to ratify this appointment. SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee. However, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders. Accordingly, the Board considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the selection of that firm as the Company’s independent registered public accounting firm.

Ernst & Young LLP has conducted the Company’s audits since 1977. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”

Required Vote and Recommendation

The ratification of the appointment of Ernst & Young LLP requires the approval of a majority of the votes cast on the proposal.

The Board unanimously recommends a vote “FOR” the ratification of the Board’s selection of Ernst & Young LLP as the Company’s registered public accounting firm for 2017.

INDEPENDENT PUBLIC ACCOUNTANTS

Selection

Ernst & Young LLP served as our independent registered public accounting firm for 2016 and has been appointed by the Audit Committee to continue to serve in that capacity for 2017.

Audit and Non-Audit Fees

The following table sets forth the fees paid to Ernst & Young LLP for services provided during 2016 and 2015. All of the fees paid were approved by the Audit Committee.

(in thousands)	2016	2015
Audit Fees (1)	$2,591	$2,307
Audit-Related Fees (2)	49	—
Tax Fees (3)	587	581
All Other Fees	—	2

Total	$3,227	$2,890

(1)	Represents fees for professional services provided in connection with the audits of the Company’s annual financial statements and internal control over financial reporting, statutory and regulatory filings and review of the Company’s quarterly financial statements.

(2)	Represents fees for professional services provided in connection with due diligence related to mergers and acquisitions and consultations concerning financial accounting and reporting standards not classified as audit fees.

(3)	Represents fees for professional services provided in connection with tax advisory, compliance and planning.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit services performed by the independent auditor to assure that performing such services does not impair the auditor’s independence.

The Audit Committee may also pre-approve fees related to other non-recurring services or it may delegate its pre-approval authority for non-recurring services, up to $75,000, to one or more of the Audit Committee’s members or to the Company’s Chief Accounting Officer. Any decisions made under this delegation must be reported to the Audit Committee.

AUDIT COMMITTEE REPORT

The Company’s management is responsible for preparing our financial statements and for our system of internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and system of internal control. The Audit Committee also is responsible for selecting, engaging and overseeing the work of the Company’s independent registered public accounting firm, which reports directly to the Audit Committee, and evaluating its qualifications and performance. Among other things, to fulfill its responsibilities, the Audit Committee:

•

reviewed and discussed with both management and Ernst & Young LLP our quarterly unaudited consolidated financial statements and annual audited financial statements for the year ended December 31, 2016, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements, including those in management’s discussion and analysis thereof;

•	discussed with Ernst & Young LLP the matters required to be discussed by the Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB;

•

discussed with Ernst & Young LLP matters relating to its independence and received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning the firm’s independence;

•

discussed with our internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits and met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting; and

•	considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with the auditor’s independence.

Taking all of these reviews and discussions into account, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2016 be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Audit Committee of the Board of Directors

Leldon E. Echols Chairman	James H. Lee	Michael E. Rose

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board during the year ending December 31, 2016 were Mr. Bech, Chairman, Mr. Echols and Mr. Hardage. None of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries during 2016. None of the members who served on the Compensation Committee at any time during fiscal 2016 had any relationship requiring disclosure under the section of this proxy statement entitled “Certain Relationships and Related Party Transactions—Related Party Transactions,” other than Mr. Bech, who purchased $500,000 of the Company’s 5.875% Senior Notes due 2026 in the open market. Please see “Certain Relationships and Related Party Transactions—Related Party Transactions.” No executive officer of the Company served as a member of the compensation committee of another entity that had an executive officer serving as a member of our Board or our Compensation Committee. No executive officer of the Company served as a member of the board of another entity that had an executive officer serving as a member of our Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of its shares of common stock to file with the SEC initial reports of ownership of shares of common stock and reports of changes in such ownership. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during 2016 all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were met.

ADDITIONAL INFORMATION

Stockholder Proposals

For a stockholder proposal to be included in the Company’s proxy materials for the 2018 annual meeting of stockholders, the proposal must be received in writing by the Company at the Company’s principal executive offices by November 23, 2017, and otherwise comply with all requirements of the SEC for stockholder proposals and the Company’s By-Laws.

Notice of proposals to be considered at next year’s meeting, but not included in the proxy statement, must be in compliance with the notice procedures and informational requirements set forth in Article II, Section 2 of the Company’s By-Laws. These notices must be submitted to the Secretary of the Company at the Company’s principal executive offices. To be timely, notice of business, including nomination of a director must be submitted not less than 90 calendar days (February 9, 2018) nor more than 120 calendar days (January 10, 2018) prior to the anniversary date of the prior year’s annual meeting of stockholders. A copy of the Company’s By-Laws may be obtained from the Secretary of the Company at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201.

Annual Report

A copy of our Annual Report for the year ended December 31, 2016 was made available to you on or about March 23, 2017 with this proxy statement and is available at www.proxyvote.com. Additional copies of the Annual Report and this Notice of Annual Meeting, proxy statement and accompanying proxy card may be obtained from the Secretary of the Company at 2828 N. Harwood, Suite 1300, Dallas, Texas 75201.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC MAY BE OBTAINED WITHOUT CHARGE TO EACH PERSON TO WHOM A NOTICE OF INTERNET AVAILABILITY IS DELIVERED UPON WRITTEN REQUEST ADDRESSED TO DIRECTOR, INVESTOR RELATIONS, HOLLYFRONTIER CORPORATION, 2828 N. HARWOOD, SUITE 1300, DALLAS, TEXAS 75201.

Stockholders with the Same Address

Each registered stockholder received one copy of the Notice of Internet Availability per account even if at the same address, unless the Company has received contrary instructions from one or more of such stockholders. This procedure called “householding” reduces our printing and distribution costs. Upon written or oral request by writing to Director, Investor Relations, HollyFrontier Corporation, 2828 N. Harwood, Suite 1300, Dallas, Texas 75201, or by telephoning 214-871-3555, the Company will promptly deliver a separate copy of these documents to a stockholder at a shared address to which a single copy has been delivered. A stockholder can notify the Company at the address and phone number listed above if the stockholder wishes to receive separate copies in the future. In addition, stockholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Other Matters

The Board does not know of any other matters to be acted upon at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

HOLLYFRONTIER CORPORATION 2828 N. HARWOOD SUITE 1300 DALLAS, TX 75201-1507

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2017. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E23915-P87046	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HOLLYFRONTIER CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

			For	Against	Abstain
Nominees:

	1a.	Douglas Bech	☐	☐	☐

	1b.	George Damiris	☐	☐	☐

	1c.	Leldon Echols	☐	☐	☐

	1d.	Kevin Hardage	☐	☐	☐

	1e.	Michael Jennings	☐	☐	☐

	1f.	Robert Kostelnik	☐	☐	☐

	1g.	James Lee	☐	☐	☐

	1h.	Franklin Myers	☐	☐	☐

	1i.	Michael Rose	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	Advisory vote on the compensation of the Company’s named executive officers.		☐	☐	☐

The Board of Directors recommends you vote EVERY YEAR on the following proposal:		Every Year	Every 2 Years	Every 3 Years	Abstain

3.	Advisory vote on the frequency of an advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4.	Ratification of the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for the 2017 fiscal year.		☐	☐	☐

NOTE: Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If you need directions to the Annual Meeting of Stockholders, please call our Investor Relations Department at (214) 954-6510.

E23916-P87046

HOLLYFRONTIER CORPORATION

Annual Meeting of Stockholders

May 10, 2017, 8:30 AM CDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) George J. Damiris, Richard L. Voliva, III and Denise C. McWatters, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HOLLYFRONTIER CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, CDT, on May 10, 2017, at 2728 N. Harwood St., Ground Floor, Dallas, Texas 75201, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. This proxy also authorizes George J. Damiris, Richard L. Voliva, III and Denise C. McWatters to vote at his or her discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

Address Change/Comments:

(If you noted any Address Change and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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